Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

FIVE PRIME THERAPEUTICS, INC.

at

$38.00 Per Share

by

FRANKLIN ACQUISITION SUB, INC.

a wholly owned subsidiary of

AMGEN INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON APRIL 16, 2021 (ONE MINUTE FOLLOWING 11:59 P.M., NEW YORK TIME, ON APRIL 15, 2021), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Franklin Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Amgen Inc., a Delaware corporation (“Amgen”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Five Prime Therapeutics, Inc., a Delaware corporation (“Five Prime”), at a price of $38.00 per Share, (such amount, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), in cash, minus any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments, supplements or modifications thereto, collectively constitute the “Offer”).

Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of March 4, 2021 (the “Merger Agreement”), by and among Purchaser, Amgen and Five Prime. As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into Five Prime (the “Merger”) without a vote of the stockholders of Five Prime in accordance with Section 251(h) of the Delaware General Corporation Law, as amended (the “DGCL”), and Five Prime will survive the Merger as a wholly owned subsidiary of Amgen. At the effective time of the Merger (the “Effective Time”), each then issued and outstanding Share not previously purchased in the Offer (other than (a) Shares that at the Effective Time are held by Five Prime, Amgen, Purchaser or any other direct or indirect wholly owned subsidiary of Amgen and (b) Shares outstanding immediately prior to the Effective Time that are held by stockholders of Five Prime who are entitled to appraisal rights under the DGCL and have properly exercised and perfected, and not withdrawn or otherwise lost, such appraisal rights) will be converted into the right to receive the Offer Price, in cash, minus any applicable withholding taxes and without interest. The execution and delivery of the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are collectively referred to as the “Transactions.” The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Merger Agreement, as described below) is referred to herein as the “Offer Expiration Time.”

After careful consideration, the board of directors of Five Prime (the “Five Prime Board”) has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Five Prime and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Five Prime of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger will be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Five Prime accept the Offer and tender their Shares to Purchaser pursuant to the Offer, subject to the right of the Five Prime Board to withdraw (or modify in a manner adverse to Amgen or Purchaser) or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Amgen or Purchaser) its recommendation in accordance with the terms of the Merger Agreement.

THE FIVE PRIME BOARD UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES TO PURCHASER PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered (and not properly withdrawn) prior to the Offer Expiration Time, a number of Shares that (together with any Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL)) represents at least one Share more than 50% of the then issued and outstanding Shares. The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of any legal restraint making the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger, illegal or otherwise prohibited, and other customary conditions as described in Section 15—“Conditions of the Offer.”

A summary of the principal terms of the Offer appears on pages 1-11. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., our Information Agent, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any of the other Offer documents may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

March 18, 2021

IMPORTANT

Stockholders desiring to tender their Shares in the Offer must:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•

contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender their Shares to Purchaser before the Offer Expiration Time.

2.	For Shares that are registered in the stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of its addresses on the back of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the account of the Depositary.

3.	For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•	deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at one of its addresses on the back of this Offer to Purchase.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Offer Expiration Time, unless the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase are followed. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through The Depositary Trust Company, is at the election and risk of the tendering stockholder.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before making a decision with respect to the Offer. The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET

Franklin Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Amgen Inc., a Delaware corporation (“Amgen”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Five Prime Therapeutics, Inc., a Delaware corporation (“Five Prime”), at a price per Share of $38.00 (such amount, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), in cash, minus any applicable withholding taxes and without interest, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal and the other exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO”). The following are some questions you, as a stockholder of Five Prime, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal and the other exhibits to the Schedule TO. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser or Amgen, as the context requires.

Securities Sought:	Subject to certain conditions, including the satisfaction of the Minimum Condition, as described below, any and all outstanding shares of common stock, par value $0.001 per share, of Five Prime (other than Excluded Shares (as defined below)). Unless the context otherwise requires, in this Offer to Purchase, we use the term “Shares” to refer to shares of Five Prime’s common stock.

Price Offered Per Share:	$38.00, in cash, minus any applicable withholding taxes and without interest.

Scheduled Expiration of Offer:	The Offer and withdrawal rights will expire at 12:00 midnight, New York time, on April 16, 2021 (one minute after 11:59 p.m., New York time, on April 15, 2021) (the “Offer Expiration Time”). In this Offer to Purchase, we use the term “Expiration Date” to refer to April 15, 2021, unless extended by Purchaser, in which event “Expiration Date” shall mean the latest date at which the Offer, as so extended by Purchaser, shall expire.

Purchaser:	Franklin Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Amgen Inc., a Delaware corporation.

Board Recommendation:

After careful consideration, the board of directors of Five Prime (the “Five Prime Board”) has unanimously (a) determined that the Merger Agreement and the Transactions (as defined below), including the Offer and the Merger, are fair to, and in the best interest of, Five Prime and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Five Prime of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger will be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Five Prime accept the Offer and tender their Shares to

Purchaser pursuant to the Offer, subject to the right of the Five Prime Board to withdraw (or modify in a manner adverse to Amgen or Purchaser) or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Amgen or Purchaser) its recommendation in accordance with the terms of the Merger Agreement.

The execution and delivery of the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are collectively referred to as the “Transactions.”

Who is offering to buy my shares?

Purchaser, a wholly owned subsidiary of Amgen, is offering to purchase for cash, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of engaging in the transactions contemplated by the Agreement and Plan of Merger, dated as of March 4, 2021 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Purchaser, Amgen and Five Prime, and actions incidental thereto. See the “Introduction” to this Offer to Purchase and Section 10—“Certain Information Concerning Amgen and Purchaser.”

Is there an agreement governing the Offer?

Yes. Five Prime, Amgen and Purchaser have entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties have agreed on the terms and conditions of the Offer and, following consummation of the Offer, on the subsequent merger of Purchaser with and into Five Prime, with Five Prime as the surviving entity (the “Merger”). If the Minimum Condition and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as promptly as practicable pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), without a vote on the adoption of the Merger Agreement by the stockholders of Five Prime. See Section 14—“The Merger Agreement; Other Agreements.”

How many Shares are you offering to purchase in the Offer?

We are seeking to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay and in what form of payment?

We are offering to pay $38.00, in cash, minus any applicable withholding taxes and without interest, for each Share validly tendered and accepted for payment in the Offer.

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately all of the equity interests in, Five Prime. If the Offer is consummated, assuming the continued satisfaction of the No Legal Prohibition Condition (as defined below), Amgen intends, as promptly as practicable, to cause Purchaser to consummate the Merger. Upon consummation of the Merger, Five Prime would be a wholly owned subsidiary of Amgen. As used in this Offer to Purchase, the “No Legal Prohibition Condition” means the condition that there will not have been issued by any court of competent jurisdiction or remain in effect any temporary, preliminary or permanent order preventing the acquisition of or payment for the Shares pursuant to the Offer, nor will any action have been taken or any law (other than any antitrust law) promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, federal, state, local, municipal, foreign or other government or governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court, arbitrator or other tribunal (“Governmental Body”), which directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for the Shares pursuant to the Offer, or the consummation of the Merger. See Section 13—“Purpose of the Offer; Plans for Five Prime.”

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees, commissions or similar expenses to do so. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

What does the Five Prime Board think of the Offer?

After careful consideration, the Five Prime Board has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Five Prime and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Five Prime of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger will be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Five Prime accept the Offer and tender their Shares to Purchaser pursuant to the Offer, subject to the right of the Five Prime Board to withdraw (or modify in a manner adverse to Amgen or Purchaser) or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Amgen or Purchaser) its recommendation in accordance with the terms of the Merger Agreement.

See the “Introduction” to this Offer to Purchase and Section 12—“Background of the Offer; Past Contacts, Negotiations and Transactions” of this Offer to Purchase, and Five Prime’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities and Exchange Commission (the “SEC”).

Do I have to vote to approve the Offer or the Merger?

No. Your vote is not required to approve the Offer. You only need to tender your Shares if you choose to do so. If, following the completion of the Offer, the Shares accepted for payment pursuant to the Offer together with the Shares otherwise owned by us or our affiliates equal at least a majority of the then-outstanding Shares and the other conditions of the Merger are satisfied or waived, assuming certain statutory requirements are met, we will be able to consummate the Merger pursuant to Section 251(h) of the DGCL without a vote or any further action by the stockholders of Five Prime.

What is the market value of my Shares as of a recent date?

On March 3, 2021, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price of Five Prime’s common stock reported on the Nasdaq Global Select Market (“Nasdaq”) was $21.26 per Share. On March 17, 2021, the last full trading day before commencement of the

Offer, the closing price of Five Prime’s common stock reported on Nasdaq was $37.88 per Share. We recommend that you obtain a recent quotation for Five Prime’s common stock in deciding whether to tender your Shares. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

How long do I have to decide whether to tender in the Offer?

You will have until the Offer Expiration Time of 12:00 midnight, New York time, on April 16, 2021 (one minute after 11:59 p.m., New York time, on April 15, 2021), unless the Offer is extended in accordance with the terms of the Merger Agreement, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use the guaranteed delivery procedure that is described in this Offer to Purchase.

The date and time at which Purchaser is required to accept for payment all Shares validly tendered (and not properly withdrawn) pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

See Section 1—“Terms of the Offer” and Section 3—“Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended under certain circumstances. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law.

If, as of the scheduled Expiration Date, any condition of the Offer is not satisfied and has not been waived (to the extent waivable), we may, in our discretion and without the consent of Five Prime or any other person, extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such condition to be satisfied.

We will extend the Offer from time to time (a) for any period required by any law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer or Merger, and (b) for periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) will have been expired or been terminated.

In addition, if, as of the scheduled Expiration Date, any condition of the Offer is not satisfied and has not been waived (to the extent waivable), we will, at the request of Five Prime, extend the Offer on one or more occasions for an additional period specified by Five Prime of up to ten (10) business days per extension, to permit such condition to be satisfied.

In no event, however, will we be required to, or, without Five Prime’s prior written consent, be permitted to, extend the Offer beyond the earlier to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms or (b) the first business day immediately following December 4, 2021.

See Section 1—“Terms of the Offer” for additional information about our obligations and ability to extend the Offer.

Can the Offer be terminated?

Pursuant to the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, Purchaser will not, and Amgen will cause Purchaser not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of Five Prime. See Section 14—“The Merger Agreement; Other Agreements” for more details on termination of the Offer.

What will happen if the Merger Agreement is terminated before the Offer is accepted?

If the Merger Agreement is terminated in accordance with its terms, Purchaser shall, and Amgen shall cause Purchaser to, promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer and not acquire any Shares pursuant thereto, and Purchaser shall, and Amgen shall cause Purchaser to, promptly return, and cause any depositary acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares. See Section 14—“The Merger Agreement; Other Agreements” for more details on termination of the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC (the “Depositary”) and will make a public announcement of the extension before 9:00 a.m., New York time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

Will you provide a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL and due to the obligations of Purchaser, Amgen and Five Prime pursuant to the Merger Agreement to effect the Merger following the consummation of the Offer, we expect the Merger to occur following the consummation of the Offer without a subsequent offering period. See Section 1—“Terms of the Offer.”

What is the “Minimum Condition” to the Offer?

We are not obligated to purchase any Shares in the Offer unless there has been validly tendered (and not properly withdrawn) prior to the Offer Expiration Time, a number of Shares that (together with any Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL)) represents at least one Share more than 50% of the then issued and outstanding Shares at the Offer Expiration Time. We refer to this condition as the “Minimum Condition.”

If the number of Shares tendered in the Offer is insufficient to cause the Minimum Condition to be satisfied upon the Offer Expiration Time, then (a) neither the Offer nor the Merger will be consummated and (b) Five Prime’s stockholders will not receive the Offer Price or the merger consideration pursuant to the Offer or the Merger, as applicable.

What are the conditions to the Offer other than the Minimum Tender Condition?

The Offer is not subject to any financing condition. In addition to the Minimum Condition, our obligation to purchase Shares tendered in the Offer is subject to the satisfaction, or (to the extent waivable) waiver by Amgen and Purchaser (in accordance with the terms of the Merger Agreement) of the following conditions at the Offer Expiration Time:

•

the representations and warranties of Five Prime set forth in Section 4.4(a) and the first sentence of Section 4.4(c) (Capitalization, Etc.) of the Merger Agreement being accurate in all respects except for any de minimis inaccuracies at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

•

the representations and warranties of Five Prime set forth in Section 4.1 (Due Organization; Subsidiaries; Etc.), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4(b) and (c) (Capitalization, Etc.) (other than the first sentence of Section 4.4(c)), Section 4.24 (Merger Approval) and Section 4.26 (Brokers and Other Advisors) of the Merger Agreement being accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

•

the representations and warranties of Five Prime set forth in Section 4.7(a) (Absence of Changes) of the Merger Agreement being accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time;

•

all of the other representations and warranties of Five Prime set forth in the Merger Agreement (other than those referred to in the first, second and third bullets above) being accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, a Material Adverse Effect (the conditions set forth in this bullet and in the first, second and third bullets above, collectively, the “Representations Condition”);

•

Five Prime having complied with or performed in all material respects all of its covenants and agreements it is required to comply with or perform under the Merger Agreement at or prior to the Offer Acceptance Time (such condition, the “Performance of Obligations Condition”);

•

since the date of the Merger Agreement, there not having been any Material Adverse Effect (as defined in Section 14—“The Merger Agreement; Other Agreements”) that is continuing as of the Offer Acceptance Time (such condition, the “No Material Adverse Effect Condition”);

•	the waiting period (or any extension thereof) applicable to the Offer under the HSR Act having expired or been terminated;

•

Amgen and Purchaser having received a certificate executed on behalf of Five Prime by its Chief Executive Officer or its Chief Financial Officer confirming that the Representations Condition, the Performance of Obligations Condition and the No Material Adverse Effect Condition have been duly satisfied;

•

there not having been issued by any court of competent jurisdiction or remain in effect any temporary, preliminary or permanent order preventing the acquisition of or payment for Shares pursuant to the Offer, nor shall any action have been taken, or any law (other than any antitrust law) promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; and

•	the Merger Agreement not having been terminated in accordance with its terms.

See Section 15—“Conditions of the Offer.”

Do you have the financial resources to pay for the Shares tendered in the Offer?

Yes. We estimate that the total funds required to complete the Offer and the Merger will be approximately $1.89 billion plus any related transaction fees and expenses. Amgen will provide Purchaser with sufficient funds to make such payments. The Offer is not subject to any financing condition. See Section 11—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because:

•

Purchaser was organized solely for the purpose of engaging in the Transactions, including the Offer and the Merger, and, from the date of this Offer until the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger;

•

the Offer is being made for all outstanding Shares (other than Shares that at the Effective Time are held by Five Prime, Amgen, Purchaser or any other direct or indirect wholly owned subsidiary of Amgen (“Excluded Shares”)), the form of payment for which consists solely of cash;

•	the Offer is not subject to any financing condition;

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the merger as was paid in the Offer (i.e., the Offer Price); and

•

Amgen will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer.

See Section 11—“Source and Amount of Funds.”

How do I tender my Shares?

To tender certificated Shares, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary before the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), your Shares can be tendered by your nominee through the Depositary.

To tender Shares held in book-entry form, you must deliver confirmation of a book-entry transfer of such Shares into the account of the Depositary at The Depositary Trust Company, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal to the Depositary before the Offer expires pursuant to the book-entry procedures described in Section 3—“Procedure for Tendering Shares—Book-Entry Transfer.”

If you cannot deliver a required item to the Depositary prior to the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is an eligible institution guarantee, at or prior to the Expiration Date, that the missing items will be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two (2) Nasdaq trading days. However, the Depositary must receive the missing items within that two (2)-trading-day period or your Shares will not be validly tendered. See Section 3—“Procedure for Tendering Shares.”

May I withdraw previously tendered Shares?

Yes, you may withdraw previously tendered Shares any time prior to the Expiration Date by following the procedures for withdrawing your Shares in a timely manner. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn pursuant to Section 14(d)(5) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), after May 17, 2021, which is the sixtieth (60th) day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal (or a manually signed facsimile thereof) with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Date in a timely manner to arrange for the withdrawal of your Shares. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer. See Section 4—“Withdrawal Rights.”

Can holders of Five Prime’s equity-based awards participate in the tender offer?

No. The Offer is being made only for Shares and not for any of Five Prime’s equity-based awards. At the Effective Time, each option to purchase shares of Five Prime common stock that is outstanding and unexercised immediately prior to the Effective Time (each, a “Five Prime Option”) (whether vested or unvested) which has a per Share exercise price that is less than the Offer Price will be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the total number of Shares subject to such Five Prime Option immediately prior to the Effective Time, multiplied by (b) the excess, if any, of (x) the Offer Price over (y) the exercise price payable per Share under such Five Prime Option immediately prior to the Effective Time, and any applicable withholding taxes, such amount to be paid, minus any applicable withholding taxes, in accordance with the Merger Agreement.

At the Effective Time, each Five Prime Option (whether vested or unvested) that has a per share exercise price that is equal to or more than the Offer Price at the Effective Time shall be cancelled without any consideration payable therefor whether before or after the Effective Time, such amount to be paid, minus any applicable withholding taxes, in accordance with the Merger Agreement.

At the Offer Acceptance Time, each Five Prime restricted stock award that is outstanding immediately prior to the Offer Acceptance Time (each, a “Five Prime Restricted Stock Award”) will be deemed vested as of immediately prior to the Offer Acceptance Time and converted into Five Prime common stock with the right to receive the same consideration in the Merger on the same terms and conditions as the other stockholders of Five Prime in respect of each Share subject to such Five Prime Restricted Stock Award.

Have any of Five Prime’s stockholders previously agreed to tender their shares into the Offer?

No stockholders of Five Prime have entered into agreements requiring them to tender their Shares into the Offer. However, Amgen and Purchaser have been advised by Five Prime that all of its directors and executive officers who beneficially own Shares currently intend to tender or cause to be tendered all such Shares into the Offer (other than Shares as to which such holder does not have discretionary authority, Shares which may be retained in order to facilitate estate and tax planning dispositions and any Shares deliverable upon exercise or conversion of Five Prime Options and Five Prime Restricted Stock Awards).

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer and the satisfaction or waiver of the conditions of the Offer set forth in Section 15—“Conditions of the Offer,” Purchaser will pay for all Shares validly tendered that have not been validly withdrawn promptly following the Offer Expiration Time. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

Purchaser will pay for your Shares by depositing the Offer Price with the Depositary, which will act as our agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment to record holders for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents in the case of a record holder of a stock certificate representing Shares or timely compliance with the procedures for book-entry transfer in the case of a record holder of Shares in book-entry form. See Section 2—“Acceptance for Payment and Payment for Shares.”

If Shares are purchased in the Offer, will Five Prime continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Five Prime will be required in connection with the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, unless you exercise appraisal rights in the manner described below, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. After completion of the Merger, Amgen will own all outstanding capital stock of Five Prime, and Five Prime’s common stock will no longer be publicly traded. The Shares will no longer be eligible to be traded on the Nasdaq or any other securities exchange, there will not be a public trading market for the Shares and, assuming compliance with the SEC’s procedures for deregistration, Five Prime will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 7—“Certain Effects of the Offer.”

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Five Prime pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.

Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, no vote to approve the Merger Agreement by Five Prime stockholders will be required, and if the Merger is consummated, all Five Prime stockholders who did not tender their Shares in the Offer will, if they have not otherwise properly demanded and perfected appraisal rights under the DGCL, have the right to receive an amount in cash in respect of each Share held by them, payable to the holder thereof, without any interest thereon (subject to any tax withholding), equal to the Offer Price upon consummation of the Merger.

See Section 16—“Certain Legal Matters; Regulatory Approvals; Litigation.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of Purchaser, Amgen or Five Prime is under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who are entitled to demand and properly exercise and perfect appraisal of such Shares pursuant to, and comply in all respects with, the applicable legal requirements will have appraisal rights under Delaware law. If you choose to exercise your appraisal rights in connection with the Merger and you are entitled to demand, and properly exercise and perfect, appraisal of your Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest from the Effective Time through the date of payment of the judgment upon the amount determined to be the fair value.

Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation in the Merger may pay to each holder of Shares entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Court of Chancery, and (b) interest theretofore accrued, unless paid at that time. The fair value may be more than, less than or equal to the price that we are offering to pay you for your Shares in the Offer. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (a) the total number of Shares entitled to appraisal exceeds one percent (1%) of the outstanding Shares of the class or series entitled to appraisal or (b) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million. A copy of Section 262 of the DGCL has been filed as Annex B to Five Prime’s Schedule 14D-9.

See Section 16—“Certain Legal Matters; Regulatory Approvals; Litigation.”

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise appraisal rights under the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, minus any applicable withholding taxes and without interest.

Accordingly, if the Merger takes place, the principal difference to you between tendering your Shares and not tendering your Shares in the Offer is that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under the DGCL. Because the Merger will be effected under Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Five Prime will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. Upon consummation of the Merger, there will no longer be any public trading market for the Shares. Also, assuming compliance with the SEC’s procedures for deregistration, Five Prime will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies.

See the “Introduction” to this Offer to Purchase and Section 7—“Certain Effects of the Offer.”

Will I be paid a dividend on my Shares during the pendency of the Offer if such a dividend is declared and payable by Five Prime during such period?

Yes, but only to the extent so declared. The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Agreement pursuant to its terms, except with the prior written consent of Amgen, Five Prime will not establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any of its capital stock. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

Are there any compensation arrangements between Purchaser and Five Prime’s executive officers or other key employees?

As of the date of this Offer to Purchase, no member of Five Prime’s current management has entered into any agreement, arrangement or understanding with Purchaser, Amgen or their affiliates regarding employment with, or the right to participate in the equity of, Amgen or the surviving corporation in the Merger.

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See the “Introduction” to this Offer to Purchase and Section 5—“Certain U.S. Federal Income Tax Consequences” for a description of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer or the Merger. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Offer and the Merger.

Who can I talk to if I have questions about the Offer?

You may call D.F. King & Co., the Information Agent for the Offer, at (212) 269-5550 if you are a bank or broker or (800) 848-3410 if you are a stockholder. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent. The Information Agent is not making any recommendation with respect to the Offer.

THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF, OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN, THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

To the Holders of Five Prime’s Common Stock:

INTRODUCTION

Franklin Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Amgen Inc., a Delaware corporation (“Amgen”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Five Prime Therapeutics, Inc., a Delaware corporation (“Five Prime”), at a price of $38.00 per Share (such amount, or any higher amount per Share paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), in cash, minus any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments, supplements or other modifications thereto, collectively constitute the “Offer”). The Offer and withdrawal rights will expire at 12:00 midnight, New York time, on April 16, 2021 (one minute after 11:59 p.m., New York time, on April 15, 2021) (the “Offer Expiration Time”). In this Offer to Purchase, we use the term “Expiration Date” to refer to April 15, 2021, unless extended by Purchaser, in which event “Expiration Date” shall mean the latest date at which the Offer, as so extended by Purchaser, shall expire.

Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of March 4, 2021 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Amgen, Purchaser and Five Prime. Under the Merger Agreement, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will be merged with and into Five Prime without a vote of the stockholders of Five Prime (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law, as amended (the “DGCL”), with Five Prime surviving the Merger as a wholly owned subsidiary of Amgen (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each then issued and outstanding Share not previously purchased in the Offer (other than (a) Shares that at the Effective Time are held by Five Prime, Amgen, Purchaser or any other direct or indirect wholly owned subsidiary of Amgen and (b) Shares outstanding immediately prior to the Effective Time that are held by stockholders of Five Prime who are entitled to appraisal rights under the DGCL and have properly exercised and perfected, and not withdrawn or otherwise lost, such appraisal rights) will be converted into the right to receive the Offer Price, in cash, minus any applicable withholding taxes and without interest. The execution and delivery of the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are collectively referred to as the “Transactions.”

After careful consideration, the board of directors of Five Prime (the “Five Prime Board”) has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Five Prime and its stockholders, (b) declared it advisable to enter into the Merger Agreement, (c) approved the execution, delivery and performance by Five Prime of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger will be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of Five Prime accept the Offer and tender their Shares to Purchaser pursuant to the Offer, subject to the right of the Five Prime Board to withdraw (or modify in a manner adverse to Amgen or Purchaser) or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Amgen or Purchaser) its recommendation in accordance with the terms of the Merger Agreement. A more complete description of the Five Prime Board’s reasons for authorizing and approving the Merger Agreement and the Transactions, including the Offer and the Merger, is set forth in Five Prime’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), which is being mailed to the stockholders of Five Prime with this Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered (and not properly withdrawn) prior to the Offer Expiration Time, a number of Shares that

(together with any Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL)) represents at least one Share more than 50% of the then issued and outstanding Shares (the “Minimum Condition”). The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the absence of any legal restraint making the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger, illegal or otherwise prohibited, and other customary conditions as described in Section 15—“Conditions of the Offer.”

The conditions to the Offer are for the sole benefit of Amgen and Purchaser and (except for the Minimum Condition, the Termination Condition and the No Legal Prohibition Condition (as defined and described in Section 15—“Conditions of the Offer”), which may be waived by Purchaser only with the prior written consent of Five Prime) may be waived by Amgen and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Amgen and Purchaser to the extent permitted by applicable law. The foregoing conditions are in addition to, and not in limitation of, the rights and obligations of Amgen and Purchaser with respect to extending, terminating or modifying the Offer pursuant to the terms and conditions of the Merger Agreement or applicable law.

Five Prime has informed Amgen and Purchaser that, as of the close of business on March 8, 2021, there were (i) 45,941,900 Shares issued and outstanding, (ii) 631,004 Shares underlying Five Prime’s outstanding, unvested, restricted stock awards and (iii) 4,228,899 Shares issuable upon the exercise of Five Prime’s outstanding stock options with an exercise price less than the Offer Price. Assuming that no Shares were issued after March 8, 2021, a minimum of 22,970,951 Shares would need to be validly tendered and not properly withdrawn before the Expiration Date or otherwise counted pursuant to Section 251(h) of the DGCL in order to satisfy the Minimum Condition. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding on the date Purchaser accepts Shares for payment pursuant to the Offer.

Completion of the Merger is subject to certain conditions, including consummation of the Offer. As soon as practicable following the satisfaction or waiver of these conditions, Purchaser will complete the Merger without a vote of the stockholders of Five Prime in accordance with Section 251(h) of the DGCL, which provides that, following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depositary prior to the expiration of such offer, together with stock otherwise owned by the acquirer and its affiliates and any rollover stock, equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation.

Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Five Prime who have not tendered their Shares in the Offer will have certain appraisal rights with respect to the Merger. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise such appraisal rights. See Section 16—“Certain Legal Matters; Regulatory Approvals; Litigation.” The Merger Agreement is described in Section 14—“The Merger Agreement; Other Agreements.”

The Merger Agreement provides that, from and after the Effective Time, the parties will take all necessary actions so that the board of directors of the Surviving Corporation will consist of the directors of Purchaser as of immediately prior to the Effective Time, each to hold office until their successors are duly elected and qualified, or their earlier death, resignation or removal. From and after the Effective Time, the parties will take all necessary actions so that the officers of Purchaser as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, each to hold office until their successors are duly elected and qualified, or until their earlier death, resignation or removal. See Section 14—“The Merger Agreement; Other Agreements.”

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power after the Offer Acceptance Time to approve the Merger without the affirmative vote of any other stockholder of Five Prime pursuant to Section 251(h) of the DGCL. We do not foresee any reason that would prevent the Merger from being completed pursuant to Section 251(h) of the DGCL following the consummation of the Offer. The date and time at which Purchaser is required to accept for payment all Shares validly tendered (and not properly withdrawn) pursuant to the Offer is referred to as the “Offer Acceptance Time.” See Section 14—“The Merger Agreement; Other Agreements.”

Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—“Certain U.S. Federal Income Tax Consequences.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

The Offer is only for Shares and not for any of Five Prime’s equity-based awards. See Section 14—“The Merger Agreement; Other Agreements” for more information about the treatment of equity-based awards.

Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. Stockholders who own their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution to determine whether it charges any services fees or commissions. Purchaser or Amgen will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the Depositary and paying agent for the Offer (the “Depositary”), and D.F. King & Co., which is acting as the information agent for the Offer (the “Information Agent”). See Section 17—“Fees and Expenses.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND THE OTHER EXHIBITS TO THE TENDER OFFER STATEMENT ON SCHEDULE TO CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THESE OFFER DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay the Offer Price, in cash, minus any applicable withholding taxes and without interest, for all Shares validly tendered before the Offer Expiration Time and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.”

Unless the Merger Agreement has been terminated in accordance with its terms, (a) Purchaser will extend the Offer (i) from time to time for any period required by any law, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Select Market (“Nasdaq”) applicable to the Offer or Merger, and (ii) for periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have been expired or been terminated, (b) if, as of the scheduled Expiration Date, any condition of the Offer is not satisfied and has not been waived (to the extent waivable), Purchaser may, in its discretion and without the consent of Five Prime or any other person, extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such condition to be satisfied and (c) if, as of the scheduled Expiration Date, any condition of the Offer is not satisfied and has not been waived (to the extent waivable) as of the scheduled Expiration Date, Purchaser will, at the request of Five Prime, extend the Offer on one or more occasions for an additional period specified by Five Prime of up to ten (10) business days per extension, to permit such condition to be satisfied.

In no event, however, will Purchaser be required to, or, without Five Prime’s prior written consent, be permitted to, extend the Offer beyond the earlier to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms or (b) the first business day immediately following December 4, 2021.

Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15—“Conditions of the Offer.”

Subject to the applicable rules and regulations of the SEC and pursuant to the Merger Agreement, Purchaser has expressly reserved the right, at any time, to increase the Offer Price, waive any conditions of the Offer or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, pursuant to the Merger Agreement, Purchaser may not, without the prior written consent of Five Prime, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares to be purchased in the Offer, (d) impose conditions or requirements to the Offer in addition to the conditions of the Offer under the Merger Agreement, (e) amend or modify any of the conditions of the Offer in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Amgen or Purchaser to consummate the Offer, the Merger or the other Transactions, (f) amend, modify, change or waive the Minimum Condition, the Termination Condition or the No Legal Prohibition Condition (each as described in Section 15—“Conditions of the Offer”), (g) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as provided by the Merger Agreement or (h) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 of the Exchange Act.

The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser’s rights pursuant to Section 15—“Conditions of the Offer.”

Pursuant to Section 251(h) of the DGCL and due to the obligations of Purchaser, Amgen and Five Prime pursuant to the Merger Agreement to effect the Merger following the consummation of the Offer, the Merger is expected to occur following the consummation of the Offer without a subsequent offering period. Further, the Merger Agreement does not permit a subsequent offering period for the Offer without Five Prime’s prior written consent.

If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of, or payment for, Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” However, the ability of Purchaser to delay the acceptance for payment of, or payment for, Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder promptly pay the consideration offered. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are properly withdrawn, promptly after the termination of the Offer or withdrawal of such Shares, Purchaser shall, and Amgen shall cause Purchaser to, promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.

Any extension, delay, amendment or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and making any appropriate filing with the SEC. As used in this Offer to Purchase, “business day” means any day ending at 11:59 p.m., New York time, other than a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by laws to be closed.

If, subject to the terms of the Merger Agreement, Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, a change in the percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information.

In a public release, the SEC has stated its view that an offer to purchase must remain open for a minimum period of time following a material change in the terms of the offer and that waiver of a material condition is a material change in the terms of the offer. The release states that an offer should remain open for a minimum of five (5) business days from the date that a material change is first published, sent or given to stockholders and that, if material changes are made with respect to information that approaches the significance of price and percentage of securities sought, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, Purchaser changes the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. The requirement to extend an Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Purchaser expressly reserves the right (a) not to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and (b) to delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and to the extent permitted by the Merger Agreement, terminate the Offer (x) upon the termination of the Merger Agreement or (y) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the Merger Agreement) or amend the Offer if (i) the Minimum Condition has not been satisfied as of one minute following 11:59 p.m. New York time on such Expiration Date or (ii) any of the other conditions to the Offer have not been satisfied or waived (to the extent waivable) in writing by Amgen. See Section 15—“Conditions of the Offer.” Under certain circumstances we may terminate the Merger Agreement and the Offer. See Section 14—“The Merger Agreement; Other Agreements.”

As promptly as practicable following the consummation of the Offer and subject to the satisfaction or, to the extent permitted by applicable law, waiver of certain conditions set forth in the Merger Agreement, Five Prime, Purchaser and Amgen will consummate the Merger without a meeting of the stockholders of Five Prime in accordance with Section 251(h) of the DGCL.

Five Prime has provided Purchaser or its designee with Five Prime’s stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares whose names appear on Five Prime’s stockholder lists and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated, Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Offer Expiration Time and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment of, or payment for, Shares, see Section 1—“Terms of the Offer.”

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•

for Shares held as physical certificates, the certificates evidencing such Shares (the “Share Certificates”), together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees; or

•

for Shares held via a book entry at The Depositary Trust Company (the “Book-Entry Transfer Facility”), confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 3—“Procedure for Tendering Shares” and either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message, as described in Section 3—“Procedure for Tendering Shares,” in lieu of the Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Letters of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives notice to the Depositary of Purchaser’s acceptance for payment of the Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders whose Shares have been accepted for payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility according to the procedures set forth in Section 3—“Procedure for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of Purchaser’s decision not to accept the Shares and such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

If, for any reason whatever, Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—“Withdrawal Rights.”

Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.	Procedure for Tendering Shares

Valid Tender. A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

•

for Shares held as physical certificates, the Share Certificates, a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time;

•

for Shares held via book-entry at the Book-Entry Transfer Facility, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “—Book-Entry Transfer,” in each case prior to the Offer Expiration Time; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery” prior to the Offer Expiration Time.

No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish and, subject to such establishments, maintain an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described under “—Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary, to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal:

•

if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not tendered or not accepted for payment is to be issued in the name of or returned, to a person other than the registered holder(s) of the address of record of the certificates surrendered, then the tendered Share Certificate must be properly endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holders appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Offer Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time, the stockholder’s tender may still be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, “trading day” means any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by courier or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility. If the notice is sent by the Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed “received” for the purpose of satisfying the Minimum Condition unless Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date.

Appointment as Proxy. By executing the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent’s Message in lieu of a Letter of Transmittal, as set forth above), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Shares and such other Shares, securities and rights. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special, adjourned or postponed meeting of Five Prime’s stockholders, by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to such Shares and other securities or rights, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Five Prime stockholders.

Five Prime Options and Five Prime Restricted Stock Awards. The Offer is only for the outstanding Shares and not for any stock options, restricted shares or other rights to acquire Shares. See Section 14—“The Merger Agreement; Other Agreements” for a description of the treatment of Five Prime Options and Five Prime Restricted Stock Awards in the Merger.

Determination of Validity. The Depositary will examine each document received from stockholders for the tender of Shares (including, if applicable, Share Certificates, the Letter of Transmittal and other required documents) and each notice of withdrawal to determine whether such tender or withdrawal may be defective. In the event the Depositary reasonably concludes that any such document or notice has been improperly completed, executed or transmitted or if some other defect or irregularity exists in connection with a tender of Shares or a withdrawal of tender of Shares, if applicable, the Depositary is authorized to notify the person tendering or withdrawing such Shares of the existence of such defect or irregularity and to take such commercially reasonable actions as are necessary to cause such defect or irregularity to be corrected. If such actions prove to be unsuccessful, the Depositary shall consult with Purchaser for instructions as to the number of Shares, if any, it is authorized to accept for tender or withdrawal of tender. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Share Certificates, will be determined by Purchaser, in its sole and absolute discretion, whose determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper or complete form, and to determine whether the acceptance for payment of, or payment for, Shares may be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. Purchaser’s interpretation of the Offer (including, without limitation, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery) will be final and binding.

Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service (“IRS”) a portion of the amount of any payments made to certain stockholders pursuant to the Offer. Backup withholding will apply to payments made in the Offer to each holder of Shares unless (a) the applicable tendering “U.S. holder” completes and returns the IRS Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. holder is not subject to backup withholding or (b) the applicable non-U.S. holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or from the IRS website at www.irs.gov. For an explanation of the terms “U.S. holder” and

“non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5—“Certain U.S. Federal Income Tax Consequences.”

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.	Withdrawal Rights

Except as provided in this Section 4 or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time prior to the Offer Expiration Time and, unless accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn pursuant to Section 14(d)(5) of the Exchange Act at any time after May 17, 2021, which is the sixtieth (60th) day after the commencement of the Offer, unless prior to that date such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—“Procedure for Tendering Shares” at any time prior to the Offer Expiration Time.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole and absolute discretion, whose determination will be final and binding.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	Certain U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences expected to result to the holders of Shares upon the tender of Shares for cash pursuant to the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws, any U.S. federal non-income tax laws such as estate or gift tax laws or the application of the alternative minimum tax provisions of the Code (except to the limited extent discussed below), the Medicare contribution tax on net investment income, or the special tax accounting rules under Section 451(b) of the Code. This discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders that hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or long-term residents of the United States, entities or arrangements treated as partnerships or other pass-throughs for U.S. federal income tax purposes and investors therein, U.S. holders who hold their Shares through “controlled foreign corporations” or “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, U.S. persons whose functional currency is not the U.S. dollar, holders holding Shares as “qualified small business stock” within the meaning of Section 1202 of the Code, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequences to holders of Shares who acquired their Shares through stock option or stock purchase plan programs, in other compensatory arrangements or otherwise in connection with the performance of services, or those who exercise appraisal rights under the DGCL. Important Note: If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax consequences that may apply to you.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

As used in this discussion, a “U.S. holder” is any beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States;

•

an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of Shares (i) that is not a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and (ii) that is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Offer and the Merger. The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Under current law, long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. holder should consult such U.S. holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. holder’s respective different blocks of Shares.

Information Reporting and Backup Withholding. Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided by such holder is correct, and that such holder is not subject to backup withholding. U.S. holders who fail to furnish a taxpayer identification number in the manner required also may be subject to penalties imposed by the IRS. Certain holders (such as corporations) may not be subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided that, such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Effect of the Offer and the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because Five Prime was a U.S. real property holding corporation (a “USRPHC”) at any time within the shorter of the five (5)-year period ending on the date of such disposition or such holder’s holding period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Five Prime has not been, does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), if Five Prime is a USRPHC with respect to a non-U.S. holder, that non-U.S. holder’s Shares will be treated as U.S. real property interests only if that non-U.S. holder owned (actually or constructively) during the relevant statutory period more than five percent of the Shares. Non-U.S. holders who have owned (actually or constructively) more than five percent of the Shares should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger. Pursuant to Five Prime’s prospectus supplement on Form 424B5, dated as of June 26, 2019, Five Prime did not believe it was a USRPHC as of such date.

Information Reporting and Backup Withholding. Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS. IRS Forms W-8 are available for download from the IRS website at: http://www.irs.gov/w8.

6.	Price Range of the Shares; Dividends on the Shares

The Shares are listed and traded on Nasdaq under the symbol “FPRX.” Five Prime has advised Amgen that, as of the close of business on March 8, 2021, 45,941,900 Shares were issued and outstanding. The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on Nasdaq, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2018
First Quarter	$22.49	$16.02
Second Quarter	$19.73	$15.55
Third Quarter	$17.56	$13.06
Fourth Quarter	$14.39	$8.12
Fiscal Year Ended December 31, 2019
First Quarter	$13.70	$8.69
Second Quarter	$13.58	$5.87
Third Quarter	$6.31	$3.88
Fourth Quarter	$4.68	$3.20
Fiscal Year Ended December 31, 2020
First Quarter	$6.04	$1.86
Second Quarter	$6.95	$2.00
Third Quarter	$7.07	$3.81
Fourth Quarter	$22.43	$4.56
Fiscal Year Ending December 31, 2021
First Quarter (through March 17, 2021)	$38.00	$13.81

On March 3, 2021, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on Nasdaq was $21.26 per Share. On March 17, 2021, the last full trading day before the commencement of the Offer, the closing price reported on Nasdaq was $37.88 per Share. The Offer Price represents an approximate premium of 78.7% of the closing price of the Shares on March 3, 2021 and an approximate premium of 99% over the volume weighted average price of the Shares during the preceding thirty (30)-day trading period.

Purchaser has been advised that Five Prime has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement provides that, from the date of the Merger Agreement until the earlier to occur of the Offer Acceptance Time and the termination of the Merger Agreement pursuant to its terms, except as consented to in writing by Amgen (which consent will not be unreasonably withheld, conditioned or delayed) or otherwise set forth in the Merger Agreement, Five Prime may not establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any of its capital stock, including the Shares.

Stockholders are urged to obtain a current market quotation for the Shares before making a decision with respect to the Offer.

7.	Certain Effects of the Offer

Market for the Shares. If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as promptly as practicable following the consummation of the Offer without a vote or any further action by the stockholders of Five Prime pursuant to Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.

Nasdaq Listing. The Shares are listed on Nasdaq. Immediately following the consummation of the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because Amgen will be the only stockholder of Five Prime. We intend and will cause the Surviving Corporation to delist the Shares from Nasdaq as promptly as practicable after the Effective Time.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by application of Five Prime to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. We intend to have the Surviving Corporation apply for termination of registration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Five Prime to its stockholders and to the SEC and would ultimately make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Five Prime. Furthermore, the ability of “affiliates” of Five Prime and persons holding “restricted securities” of Five Prime to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Dividends and Distributions

As described in Section 14—“The Merger Agreement; Other Agreements—The Merger Agreement—Operating Covenants,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Offer Acceptance Time or the termination of the Merger Agreement pursuant to its terms, except as consented to in writing by Amgen (which consent will not be unreasonably withheld, conditioned or delayed) or otherwise set forth in the Merger Agreement, Five Prime will not establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any of its capital stock, including the Shares.

9.	Certain Information Concerning Five Prime

Five Prime. The following description of Five Prime and its business has been taken from Five Prime’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and is qualified in its entirety by reference to such Annual Report on Form 10-K.

Five Prime was incorporated in December 2001 in Delaware and completed its initial public offering in September 2013. The address of Five Prime’s principal executive office is 111 Oyster Point Boulevard, South San Francisco, California 94080. The telephone number of Five Prime’s principal executive office is (415) 365-5600.

Five Prime is a clinical-stage biotechnology company focused on developing immune modulators and precision therapies to improve the lives of patients with solid tumor cancers. Five Prime’s primary focus is on developing immuno-oncology and targeted cancer therapies. Each of its product candidates has an innovative mechanism of action and addresses patient populations for which better therapies are needed. In addition, Five Prime uses companion diagnostics where appropriate to allow it to select patients most likely to benefit from treatment with its product candidates.

One of the most advanced product candidates that Five Prime is developing is Bemarituzumab (FPA144), an antibody that inhibits fibroblast growth factor receptor 2b, or FGFR2b, and that induces antibody-dependent cellular cytotoxicity that Five Prime is studying in a clinical trial in combination with 5-fluorouracil (5-FU), leucovorin and oxaliplatin, a standard-of-care chemotherapy regimen known as mFOLFOX6, as front-line treatment of patients with gastric (stomach) or gastroesophageal junction, or GEJ, cancer that overexpresses FGFR2b.

Available Information. The Shares are registered under the Exchange Act. Five Prime is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.

Certain information, as of particular dates, concerning Five Prime’s business, capital structure, material pending litigation, operating results, financial condition, directors and officers (including the compensation, options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them), the principal holders of Five Prime’s securities, any material interests of such persons in transactions with Five Prime and other matters is required to be disclosed in proxy statements and periodic reports distributed to Five Prime’s stockholders and filed with the SEC.

Such reports, proxy statements and other information are available free of charge at the SEC’s website at www.sec.gov. Five Prime also maintains a website at www.fiveprime.com. The information contained in, accessible from or connected to Five Prime’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Five Prime’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Five Prime contained in this Offer to Purchase has been furnished by Five Prime or its representatives or taken from or based upon publicly available documents and records on file with the SEC and other public sources. The information concerning Five Prime taken or derived from such documents and records is qualified in its entirety by reference to Five Prime’s public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

10.	Certain Information Concerning Amgen and Purchaser

Amgen. The following description of Amgen and its business has been taken from Amgen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and is qualified in its entirety by reference to such Annual Report on Form 10-K.

Amgen was incorporated in California in 1980 and became a Delaware corporation in 1987. Amgen’s principal executive office is located at One Amgen Center Drive, Thousand Oaks, California 91320. The telephone number at that office is (805) 447-1000. Amgen is one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential. Amgen focuses solely on human therapeutics and is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics.

Amgen’s principal products—those with the most significant annual commercial sales—are ENBREL, Prolia®, Neulasta®, Otezla®, XGEVA®, Aranesp®, KYPROLIS® and Repatha®. Amgen also markets a number of other products, including Nplate®, Vectibix®, MVASI®, Parsabiv®, EPOGEN®, KANJINTI®, BLINCYTO®, Aimovig®, EVENITY®, AMGEVITATM, Sensipar®/Mimpara®, NEUPOGEN®, IMLYGIC®, Corlanor® and AVSOLA®.

Amgen’s strategy includes integrated activities intended to maintain and strengthen its competitive position in the industry. Amgen focuses on six commercial areas: inflammation, oncology/hematology, bone health, CV disease, nephrology and neuroscience, and conducts discovery research primarily in three therapeutic areas: inflammation, oncology/hematology and CV/metabolic diseases. In 2020, Amgen advanced its innovative pipeline, successfully integrated Otezla®, which was acquired in November 2019, into its inflammation portfolio, advanced its international expansion and provided uninterrupted supply of its medicines globally through the COVID-19 pandemic.

Amgen’s common stock, 1.250% senior notes due 2022 and 2.00% senior notes due 2026 are each listed on The Nasdaq Stock Market LLC under the symbols “AMGN,” “AMGN22” and “AMGN26,” respectively.

Purchaser. Purchaser is a Delaware corporation that was formed by Amgen on March 3, 2021 solely for the purpose of engaging in the Transactions, and has not engaged in any business activities other than as incidental to its formation and in connection with the Transactions, including the Offer and the Merger. Purchaser is a wholly owned subsidiary of Amgen. Upon completion of the Merger, Purchaser will cease to exist and Five Prime will continue as the Surviving Corporation. Purchaser’s principal executive office is located at One Amgen Center Drive, Thousand Oaks, California 91320. The telephone number at that office is (805) 447-1000.

Additional Information. The name, citizenship, business address, current principal occupation or employment and five (5)-year employment history of each of the directors and executive officers of Amgen and Purchaser are set forth in Schedule I hereto.

During the past five (5) years, none of Amgen, Purchaser or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

None of Amgen, Purchaser or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or other majority-owned subsidiary of Amgen or Purchaser or of any of the persons so listed, (a) beneficially owns or has any right to acquire, directly or indirectly, any Shares or any other equity securities of Five Prime, (b) has effected any transaction in respect of any Shares or any other equity securities of Five Prime during the past sixty (60) days or (c) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Five Prime (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, as of the date hereof, none of Amgen, Purchaser or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has had any business relationship or transaction with Five Prime or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, as of the date hereof, there have been no negotiations, transactions or material contacts between Amgen or any of its subsidiaries (including Purchaser) or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Five Prime or its subsidiaries, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Amgen and Purchaser filed with the SEC the Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as the other information filed by Amgen and Purchaser with the SEC, are available free of charge at the SEC’s website at www.sec.gov.

11.	Source and Amount of Funds

The Offer and the Merger are not subject to any financing condition. Amgen and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $1.89 billion plus any related transaction fees and expenses. Purchaser will acquire these funds from Amgen, which intends to provide the funds out of cash on hand. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer involves the purchase of all outstanding Shares and there is no financing condition to the completion of the Offer, we believe that the financial condition of Purchaser and Amgen is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

12.	Background of the Offer; Past Contacts, Negotiations and Transactions

Background of the Offer.

Amgen regularly evaluates its business and plans and considers a variety of transactions to enhance its business. Amgen has considered a number of alternatives for developing its businesses, including partnerships and acquisitions of other companies and businesses.

In July 2019, representatives of Amgen’s and Five Prime’s respective Business Development teams entered into preliminary discussions regarding Amgen’s potential interest in certain programs in Five Prime’s research and development pipeline.

On July 29, 2019, Amgen and Five Prime entered into the Confidentiality Disclosure Agreement (as described in Section 14—“The Merger Agreement; Other Agreements—Confidentiality Disclosure Agreement”) with respect to the sharing of confidential information in connection with Amgen’s potential collaboration with Five Prime on the research and development of several Five Prime pipeline programs. Amgen and Five Prime amended the Confidentiality Disclosure Agreement, effective as of August 2, 2019, to expand its scope to cover Five Prime’s bemarituzumab (“Bema”) clinical candidate, a therapeutic antibody targeting FGFR2b, which is overexpressed in approximately 30% of non HER2+ gastric and gastroesophageal junction (“GEJ”) cancers worldwide.

On August 15, 2019, representatives from Amgen and Five Prime held a technical review meeting to discuss Bema. On August 27, 2019, representatives from Amgen and Five Prime held a technical review meeting to discuss Five Prime’s late stage research programs. Thereafter, representatives from Amgen and Five Prime continued to discuss the status of Five Prime’s pipeline from time to time.

On June 12, 2020, in connection with Five Prime’s strategic initiatives planning, Dr. Tarak Mody, Five Prime’s Vice President, Business Development and Alliance Management, contacted a representative of Amgen’s Business Development team regarding a competitive collaboration process that Five Prime intended to launch to advance the development and commercialization of Bema, and FPT155, a soluble CD80 fusion protein (“FPT155”). Amgen and Five Prime amended the Confidentiality Disclosure Agreement, effective as of June 16, 2020, to extend the term and expand its scope to cover the FPT155 program.

On June 18, 2020, representatives of Amgen’s and Five Prime’s respective Business Development teams held a virtual meeting and discussed connecting later in the year when the results of its randomized Phase 2 clinical trial evaluating Bema in combination with chemotherapy in front-line patients with advanced FGFR2b+, non HER2+ gastric and GEJ cancer (the “FIGHT trial”) became available.

Near the end of September 2020, representatives of Amgen’s Business Development team held a telephone conversation with Dr. Mody to begin discussing logistics for management meetings following the release of topline results from the FIGHT trial. Dr. Mody and representatives of Amgen’s Business Development team held several follow-up conversations on such logistics thereafter.

On December 11, 2020, Five Prime provided representatives of Amgen access to a virtual data room for the sharing of certain information with respect to the potential strategic collaboration with respect to Bema (the “Bema Collaboration”). Also on December 11, 2020, representatives of Five Prime delivered a management presentation to representatives of Amgen on the Bema Collaboration.

On December 16, 2020, Dr. Mody sent a process letter regarding bids for a potential Bema Collaboration to representatives of Amgen. The Bema Collaboration process letter asked Amgen to submit preliminary Bema Collaboration proposals to Five Prime by January 27, 2021.

On January 29, 2021, Chris DeRespino, then-Executive Director of Business Development of Amgen, contacted Dr. Mody to inform him that Amgen planned to submit a proposal with respect to a Bema Collaboration over the weekend. On January 30, 2021, Amgen submitted a term sheet to Five Prime with respect to a Bema Collaboration.

On January 31, 2021, at the instruction of the Five Prime Board, representatives of Lazard Freres & Co. LLC (“Lazard”), financial advisor to Five Prime informed representatives of Amgen – Rachna Khosla, Vice President of Business Development, and Mr. DeRespino – that Five Prime had received a third-party offer to acquire Five Prime and inquired as to Amgen’s interest in a potential acquisition transaction. Ms. Khosla and Mr. DeRespino responded that they would discuss internally and revert to Lazard with Amgen’s response.

On February 1, 2021, Ms. Khosla contacted a representative of Lazard and indicated that Amgen was open to considering an acquisition of Five Prime.

On February 2, 2021, in accordance with the instructions of the Five Prime Board, a representative of Lazard, on behalf of Five Prime, informed representatives of Amgen that the Five Prime Board was considering a sale process for Five Prime and invited Amgen to submit an indication of value for Five Prime.

Between February 8 and February 12, 2021, representatives of Cooley LLP (“Cooley”), Five Prime’s outside legal counsel, and Amgen negotiated the Non-Disclosure Agreement (as described in Section 14—“The Merger Agreement; Other Agreements—Non-Disclosure Agreement”) with respect to a potential acquisition transaction. On February 12, 2021, Amgen and Five Prime executed the Non-Disclosure Agreement, in which Amgen agreed to abide by a customary standstill provision; however, the standstill provision would not prevent Amgen from submitting a private acquisition proposal or making a public acquisition proposal following the announcement of, or entry into, a change-in-control transaction with respect to Five Prime.

Following the entry into Non-Disclosure Agreement, Amgen was provided with access to a virtual data room for the sharing of certain information with respect to a potential acquisition transaction.

On February 11, 2021, a representative of Lazard, on behalf of the Five Prime Board, verbally communicated to Amgen a February 18, 2021 deadline to submit a bid for an acquisition of Five Prime.

On February 13, 2021, Five Prime senior management provided a management presentation to representatives of Amgen.

On February 14, 2021, representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”), Amgen’s financial advisor, and representatives of Lazard discussed the acquisition process and timing, with representatives of Lazard noting that Five Prime had already received a proposal to acquire Five Prime.

On February 15, 2021, Amgen management delivered a memorandum to Amgen’s board of directors via its secure board portal system regarding the potential acquisition opportunity in anticipation of further discussions at the March 3, 2021 regular meeting of the Amgen board of directors.

On February 18, 2021, Amgen submitted a non-binding written proposal to the Five Prime Board for an acquisition of Five Prime for $32.00 per Share.

On February 19, 2021, Amgen received a process letter from representatives of Lazard, noting a “best and final” bid deadline of March 1, 2021, along with an initial auction draft of the Merger Agreement. Later on February 19, 2021, representatives of Goldman Sachs, on behalf of Amgen, and representatives of Lazard, on behalf of Five Prime, held a telephone conversation to discuss next steps in the process, including the timing of a definitive offer. Representatives of Lazard noted that the process was expected to be competitive with Five Prime having already received multiple acquisition proposals.

Between February 22, 2021 and March 1, 2021, representatives of Amgen and their advisors participated in several telephone conversations with representatives of Five Prime and its advisors with respect to due diligence matters.

On February 23, 2021, Sullivan & Cromwell LLP, Amgen’s outside legal counsel (“Sullivan & Cromwell”) and Cooley had an introductory meeting and high-level discussion regarding certain terms of the draft Merger Agreement, including the structure of the transaction as a tender offer, treatment of Five Prime’s outstanding equity awards at closing, regulatory matters and termination rights of the parties, including Five Prime’s ability to terminate the Merger Agreement in order to accept a superior offer.

On February 25, 2021, Sullivan & Cromwell and Cooley had a further discussion regarding Amgen’s position with respect to key issues in the draft Merger Agreement, including with respect to treatment of Five Prime’s outstanding equity awards at closing, gross-ups for tax penalties imposed under Section 280G of the Internal Revenue Code for Five Prime executives, and regulatory matters.

On February 26, 2021, Sullivan & Cromwell sent a mark-up of the draft Merger Agreement to Cooley.

Also on February 26, 2021, representatives of Goldman Sachs, on behalf of Amgen, and Lazard, on behalf of Five Prime, held another telephone conversation to discuss the transaction process, competitive dynamics and expected next steps following the submission of final bids by all interested potential parties on March 1, 2021. Representatives of Lazard confirmed the competitive nature of the process with Five Prime expecting to receive multiple acquisition proposals on the March 1st deadline.

On February 28, 2021, Cooley and Sullivan & Cromwell further discussed Five Prime’s and Amgen’s respective positions with respect to the draft Merger Agreement, including 280G gross-ups and grants of cash awards (in lieu of annual equity grants) for executives and non-executive employees, and regulatory matters, including efforts required by and restrictions imposed upon the parties between signing and closing.

On March 1, 2021, Amgen submitted to Five Prime a revised proposal of $38.00 per Share. Later on March 1, 2021, representatives of Goldman Sachs, on behalf of Amgen, held a telephone conversation with representatives of Lazard, on behalf of Five Prime, with respect to such bid and to understand the anticipated timing of next steps in the transaction process. Also on March 1, Sullivan & Cromwell shared with Cooley revised language for the Merger Agreement regarding certain regulatory matters.

On March 2, 2021, representatives of Lazard informed representatives of Goldman Sachs that the Five Prime Board had determined to move forward with Amgen, subject to the parties reaching satisfactory terms on the Merger Agreement.

Subsequently on March 2, 2021, Cooley sent a revised draft Merger Agreement and the accompanying confidential disclosure letter to Sullivan & Cromwell. On the evening of March 2, 2021, representatives of Cooley and Sullivan & Cromwell met virtually to discuss the remaining open issues in the draft Merger Agreement, including termination fees and regulatory commitments. Representatives of Sullivan & Cromwell communicated that the revised draft Merger Agreement formed part of and should be considered in conjunction with the “best and final” offer price Amgen had offered.

During the evening of March 2, 2021, Amgen management delivered materials to its board of directors via its secure board portal system regarding its analysis of the Five Prime opportunity at the offer price.

On March 3, 2021, Sullivan & Cromwell and Cooley exchanged multiple drafts of the Merger Agreement and the confidential disclosure letter, and after further feedback and discussions with members of the Five Prime Board and senior management, representatives of Cooley finalized the terms of the proposed Merger Agreement and the exhibits, annexes and schedules thereto with Sullivan & Cromwell.

Later on March 3, 2021, the board of directors of Amgen held its regularly scheduled telephonic board meeting, during which the board discussed the terms of the Merger Agreement and the Transactions. The Amgen board of directors determined that the Merger Agreement and the Transactions were in the best interests of Amgen, and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger.

On the morning of March 4, 2021, Five Prime, Amgen and Purchaser executed the Merger Agreement. Also on March 4, 2021, prior to the opening of trading on the Nasdaq stock exchange, Amgen and Five Prime issued a joint press release announcing the execution of the Merger Agreement and the Transactions.

Past Contacts, Negotiations and Transactions.

For more information on the Merger Agreement and the other contacts, transactions, negotiations and agreements among Five Prime, Amgen and Purchaser and their respective related parties, see Section 10—“Certain Information Concerning Amgen and Purchaser” and Section 14—“The Merger Agreement; Other Agreements.”

13.	Purpose of the Offer; Plans for Five Prime

Purpose of the Offer. The purpose of the Offer is to enable Amgen, through Purchaser, to acquire control of, and the entire equity interest in, Five Prime. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of Five Prime. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The transaction structure includes the Merger to ensure the acquisition of all outstanding Shares.

If the Merger is completed, Amgen will own 100% of the equity interests in Five Prime and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Five Prime and entitlement to any increase in its value. Similarly, Amgen would also bear the risk of any losses incurred in the operation of Five Prime and any decrease in the value of Five Prime.

The stockholders of Five Prime who tender their Shares in the Offer will cease to have any equity interest in Five Prime and to participate in any future growth in Five Prime. If the Merger is completed, the current stockholders of Five Prime will no longer have an equity interest in Five Prime and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise and perfect, and do not withdraw or otherwise lose, appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 14—“The Merger Agreement; Other Agreements.” Similarly, the current stockholders of Five Prime will not bear the risk of any decrease in the value of Five Prime after selling their Shares in the Offer or the Merger.

Merger Without a Vote of the Five Prime Stockholders. If the Offer is consummated, we will not be required to seek, and do not anticipate seeking, the approval of Five Prime’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depositary prior to the expiration of such offer, together with stock otherwise owned by the acquirer and its affiliates and any rollover stock, equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of Five Prime’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for Five Prime. After completion of the Offer and the Merger, Five Prime will be a wholly owned subsidiary of Amgen. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time and the officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation pursuant to the Merger Agreement, each to hold office until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Further, at the Effective Time, the Surviving Corporation’s certificate of incorporation as in effect immediately prior to the Effective Time will be amended and restated in its entirety to conform to the form attached as Exhibit A to the Merger Agreement, and the Surviving Corporation’s bylaws will be amended so as to read in their entirety as the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that all references to Purchaser’s name therein will be replaced by references to “Five Prime Therapeutics, Inc.”

Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Five Prime, the disposition of securities of Five Prime, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Five Prime, or the sale or transfer of a material amount of assets of Five Prime. Based on available information, we are conducting a detailed review of Five Prime and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Five Prime during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Five Prime’s business, operations, capitalization and management with a view to optimizing development of Five Prime’s potential. Possible changes could include changes in Five Prime’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Amgen, Purchaser and the Surviving Corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

As of the date of this Offer to Purchase, no member of Five Prime’s current management has (a) reached an understanding on potential employment or other retention terms with the Surviving Corporation or with Amgen or Purchaser; or (b) entered into any definitive agreements or arrangements regarding employment or other retention with, or the right to participate in the equity of, the Surviving Corporation or Amgen. Moreover, as of the date of this Offer to Purchase, no discussions have been held between members of Five Prime’s current management and Amgen, Purchaser or their affiliates with respect to any such agreement, arrangement or understanding.

14.	The Merger Agreement; Other Agreements

THE MERGER AGREEMENT

The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Amgen, Purchaser, Five Prime or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Amgen, Purchaser, Five Prime or Five Prime’s stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Amgen, Purchaser, Five Prime or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Amgen, its affiliates and Five Prime publicly file.

The Offer

Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer as promptly as practicable after the date of the Merger Agreement but in no event later than ten (10) business days after the date of the Merger Agreement (i.e., March 18, 2021) to acquire all of the outstanding Shares at a purchase price of $38.00 per Share, minus any applicable withholding taxes and without interest. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Section 15—“Conditions of the Offer.” Purchaser expressly reserves the right to (a) increase the Offer Price, (b) waive any of the conditions to the Offer and (c) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the prior written consent of Five Prime, it will not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose conditions or requirements to the Offer in addition to the conditions set forth in the Merger Agreement;

•

amend or modify any of the conditions of the Offer in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Amgen or Purchaser to consummate the Offer, the Merger or the other Transactions;

•	amend, modify, change or waive the Minimum Condition, the Termination Condition or the No Legal Prohibition Condition;

•	terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as in accordance with the Merger Agreement; or

•	provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

Extensions of the Offer

If, as of the scheduled Expiration Date, any condition of the Offer is not satisfied and has not been waived, then to permit such condition to be satisfied: (a) Purchaser may, in its discretion (and without the consent of Five Prime or any other person), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, and (b) at the request of Five Prime, Purchaser will be required to extend the Offer on one or more occasions, for an additional period specified by Five Prime of up to ten (10) business days per extension. The Merger Agreement further requires that Purchaser will extend the Offer from time to time for (i) any period required by any law or any interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, as applicable to the Offer or Merger, and (ii) periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated. In no event, however, will Purchaser be required to, or, without Five Prime’s prior written consent, be permitted to, extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with its terms or (y) the first business day immediately following December 4, 2021.

As soon as practicable following the Offer Acceptance Time, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger (the “Closing”), but subject to the satisfaction of such conditions), Purchaser will merge with and into Five Prime, and Five Prime will survive the Merger as a wholly owned subsidiary of Amgen. The date on which the Closing occurs is referred to as the “Closing Date.”

At the Effective Time, the separate corporate existence of Purchaser will cease and Five Prime will continue as the Surviving Corporation. At the Effective Time, each then issued and outstanding Share not previously purchased in the Offer (other than (a) Shares that at the Effective Time are held by Five Prime, Amgen, Purchaser or any other direct or indirect wholly owned subsidiary of Amgen and (b) Shares outstanding immediately prior to the Effective Time that are held by stockholders of Five Prime who are entitled to appraisal rights under the DGCL and have properly exercised and perfected, and not withdrawn or otherwise lost, such appraisal rights) will be converted into the right to receive the Offer Price, in cash, minus any applicable withholding taxes and without interest.

At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time will be amended and restated in its entirety to conform to the form attached as Exhibit A to the Merger Agreement, and (b) the bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time will be amended so as to read in their entirety as the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that all references to Purchaser’s name therein will be replaced by references to “Five Prime Therapeutics, Inc.” The directors of Purchaser immediately prior to the Effective Time and the officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation pursuant to the Merger Agreement, each to hold office until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

The Merger Agreement provides that the Merger will be effected under Section 251(h) of the DGCL and will be effected without a vote of Five Prime stockholders.

Five Prime Options and Five Prime Restricted Stock Awards

At the Effective Time, each option to purchase shares of Five Prime common stock that is outstanding and unexercised immediately prior to the Effective Time (each, a “Five Prime Option”) (whether vested or unvested) which has a per Share exercise price that is less than the Offer Price will be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the total number of Shares subject to such Five Prime Option immediately prior to the Effective Time, multiplied by (b) the excess, if any, of (x) the Offer Price over (y) the exercise price payable per Share under such Five Prime Option immediately prior to the Effective Time, such amount to be paid, minus any applicable withholding taxes, in accordance with the Merger Agreement.

At the Effective Time, each Five Prime Option (whether vested or unvested) that has a per share exercise price that is equal to or more than the Offer Price at the Effective Time shall be cancelled without any consideration payable therefor whether before or after the Effective Time.

At the Offer Acceptance Time, each Five Prime restricted stock award that is outstanding immediately prior to the Offer Acceptance Time (each, a “Five Prime Restricted Stock Award”) will be deemed vested as of immediately prior to the Offer Acceptance Time and converted into Five Prime common stock with the right to receive the same consideration on the same terms and conditions as the other stockholders of Five Prime in respect of each Share subject to such Five Prime Restricted Stock Award.

Employee Stock Purchase Plan

Pursuant to the Merger Agreement, Five Prime will take all reasonable actions, including adopting any necessary resolution, to (a) terminate Five Prime’s 2013 Employee Stock Purchase Plan (the “ESPP”), as of immediately prior to the Closing Date, (b) ensure that no offering period under the ESPP will commence on or after the date of the Merger Agreement, (c) if the Closing occurs prior to the end of any offering period in existence under the ESPP as of the Closing Date, cause a new exercise date to be set under the ESPP that is ten (10) business days prior to the initial Expiration Date, for the automatic exercise of such options on such date, (d) prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of the Merger Agreement and (e) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time will, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to the Merger Agreement), be distributed in cash to such participant as promptly as practicable following the Effective Time.

Representations and Warranties

In the Merger Agreement, Five Prime has made customary representations and warranties to Amgen and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or the confidential disclosure letter that Five Prime delivered to Amgen and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things:

•	corporate matters, such as organization and qualification, organizational documents, standing, power and authority to enter into the Merger Agreement;

•	subsidiaries and other equity interests;

•	enforceability of the Merger Agreement;

•	capital structure;

•	required consents and approvals and no violations of organizational documents, applicable law or material contracts;

•	SEC filings, financial statements and internal controls;

•	information to be included in the Offer documents and Schedule 14D-9;

•	absence of certain changes;

•	intellectual property;

•	material contracts;

•	absence of undisclosed liabilities;

•	litigation;

•	compliance with laws;

•	regulatory matters (including with respect to healthcare regulation);

•	data privacy and information technology;

•	anticorruption matters;

•	governmental authorization;

•	tax matters;

•	labor and employment matters;

•	employee benefit plans;

•	environmental matters;

•	real property;

•	title to assets;

•	insurance policies;

•	anti-takeover statutes;

•	no stockholder approval requirement for the Merger;

•	opinion of financial advisor; and

•	brokers’ fees.

In the Merger Agreement, Amgen and Purchaser have made customary representations and warranties to Five Prime that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	corporate matters, such as organization, standing, power and authority to enter into the Merger Agreement;

•	Purchaser’s business activities and Amgen’s ownership of Purchaser;

•	enforceability of the Merger Agreement;

•	required consents and approvals and no violations of organizational documents, applicable law or contracts;

•	information to be included in the Offer documents and Schedule 14D-9;

•	litigation;

•	no ownership of securities of Five Prime or certain other arrangements relating to the Merger Agreement, the Transactions or the Surviving Corporation;

•	sufficiency of funds; and

•	brokers’ fees.

The representations and warranties of each of Amgen, Purchaser and Five Prime will not survive consummation of the Merger.

Material Adverse Effect

Several of Five Prime’s representations and warranties, as well as certain closing conditions, contained in the Merger Agreement refer to the concept of “Material Adverse Effect.”

For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, circumstance, fact, event or occurrence (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of Five Prime; provided, that none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect:

•	any Effect generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative or regulatory conditions, or the industries in which Five Prime operates;

•	any Effect arising out of or otherwise relating to fluctuations in the value of any currency exchange, interest or inflation rates or tariffs;

•

any Effect arising out of or otherwise relating to any change (or proposed change) in, or any compliance with or action taken for the purpose of complying with, any law or GAAP (or interpretations of any law or GAAP);

•

any Effect arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not sponsored by a nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, federal, state, local, municipal, foreign or other government or governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court, arbitrator or other tribunal (“Governmental Body”)), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event (or the escalation of any of the foregoing);

•

any acts of God, natural disasters, force majeure events, weather or environmental events or health emergencies, including pandemics (including the COVID-19 pandemic) or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto, including any law, directive, guidelines or recommendations promulgated by any Governmental Body or any U.S. industry group in connection with or in response to the COVID-19 pandemic (the “COVID-19 Measures”);

•	any change in the market price or trading volume of Five Prime’s stock or change in Five Prime’s credit ratings;

•	the failure of Five Prime to meet internal or analysts’ expectations, projections, forecasts, guidance or estimates, including the results of operations of Five Prime;

•

any Effect or other matter resulting from the negotiation, execution, announcement, pendency or performance of the Merger Agreement and the Transactions, including any Effect related to the identity of Amgen, or facts and circumstances relating thereto, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Five Prime with any of its current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties (other than for purposes of any representation or warranty contained in Section 4.5 (Non-Contravention) of the Merger Agreement but subject to disclosures in Section 4.5 of the confidential disclosure letter delivered by Five Prime to Amgen and Purchaser); and

•

any Effect arising out of or otherwise directly relating to any action taken by Five Prime at the written direction or approval of Amgen or any action specifically required to be taken by Five Prime, or the failure of Five Prime to take any action that Five Prime is specifically prohibited from taking by the terms of the Merger Agreement, except (a) in the case of the first four bullets above, if and only to the extent that such matter has a materially disproportionate Effect on Five Prime relative to other companies in the industries in which Five Prime operates that are of a similar size to Five Prime (in which case such Effect will be taken into account only to the extent of such materially disproportionate Effect on Five Prime), and (b) in the case of the sixth and seventh bullets above, the underlying causes of any such Effect may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception summarized above.

Several of the representations and warranties of Amgen or Purchaser contained in the Merger Agreement refer to the concept of “Amgen Material Adverse Effect.” For purposes of the Merger Agreement, an “Amgen Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Amgen or Purchaser to consummate the Transactions.

Operating Covenants

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except as (a) required or otherwise contemplated under the Merger Agreement, (b) required by applicable law, (c) required to be taken, or omitted to be taken, pursuant to the COVID-19 Measures, (d) undertaken with the prior written consent of Amgen (which consent will not be unreasonably withheld, conditioned or delayed), or (e) as set forth in the confidential disclosure letter that Five Prime delivered to Amgen and Purchaser in connection with the execution of the Merger Agreement, Five Prime will use its commercially reasonable efforts to (x) conduct in all material respects its business and operations in the ordinary course and (y) preserve intact the material components of its current business organization, including by maintaining its relations and goodwill with all material suppliers, material customers, Governmental Bodies and other material business relations.

In addition, during the Pre-Closing Period, except as (a) required or contemplated under the Merger Agreement, (b) required by applicable laws, (c) required to be taken, or omitted to be taken, pursuant to the COVID-19

Measures, (d) undertaken with the prior written consent of Amgen (which consent will not be unreasonably withheld, conditioned or delayed), or (e) as set forth in the confidential disclosure letter that Five Prime delivered to Amgen and Purchaser in connection with the execution of the Merger Agreement, Five Prime will not, subject to certain exceptions:

•	amend or permit the adoption of any amendment to its certificate of incorporation and bylaws;

•	establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares);

•

repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (a) repurchases or reacquisitions of Shares outstanding as of the date of the Merger Agreement pursuant to Five Prime’s right to purchase or reacquire Shares held by a director, officer, consultant, independent contractor or other employee of Five Prime (a “Five Prime Associate”) upon termination of such individual’s employment or engagement by Five Prime; (b) repurchases of Five Prime’s stock awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date of the Merger Agreement (in cancellation thereof) pursuant to the terms of any such stock award (in effect as of the date of the Merger Agreement) between Five Prime and a Five Prime Associate only upon termination of such individual’s employment or engagement by Five Prime; or (c) in connection with withholding to satisfy the exercise price or tax obligations with respect to Five Prime’s stock awards;

•	split, combine, subdivide or reclassify any Shares or other equity interests;

•

issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant delivery, pledge, transfer or encumbrance (other than pursuant to agreements in effect as of the date of the Merger Agreement) of (a) any capital stock, equity interest or other security of Five Prime, (b) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of Five Prime, or (c) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of Five Prime, except that (x) Five Prime may issue Shares as required to be issued upon the exercise of Five Prime’s options or the vesting of Five Prime’s stock awards and (y) Five Prime may issue stock awards to new employees who were offered such awards as part of offer letters that were executed prior to the date of the Merger Agreement;

•

except as contemplated by the Merger Agreement, establish, adopt, terminate or amend any Five Prime employee benefit plan (or any plan, program, arrangement, practice or agreement that would be a Five Prime employee benefit plan if it were in existence on the date of the Merger Agreement), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any Five Prime employee benefit plan (or any plan, program, arrangement, practice or agreement that would be a Five Prime employee benefit plan if it were in existence on the date of the Merger Agreement) or grant any employee or director of Five Prime any award or increase in compensation, bonuses or other benefits, except that Five Prime may (a) amend any Five Prime employee benefit plan to the extent required by applicable laws; and (b) make annual or quarterly bonus or commission payments based on actual performance for completed performance periods in the ordinary course of business in accordance with the bonus or commission plans existing on the date of the Merger Agreement;

•

(a) enter into any (i) change-of-control agreement with any executive officer, employee, director or independent contractor, (ii) retention, employment, severance or other material agreement with any executive officer, employee, independent contractor or director, (b) enter into any employment or severance agreement with any employee below the level of Vice President with an annual base salary greater than $200,000 or any consulting agreement pursuant to which Five Prime would provide base compensation greater than $200,000 in a twelve (12)-month period or (c) hire or terminate (other than for cause) any employee with an annual base salary in excess of $200,000;

•	form any subsidiary or acquire any equity interest in any other entity;

•

make or authorize any capital expenditure, except for any capital expenditure that (a) is provided for in Five Prime’s capital expense budget either delivered or made available to Amgen prior to the date of the Merger Agreement, which expenditures will be in accordance with the categories set forth in such budget or (b) when added to all other capital expenditures made on behalf of Five Prime since the date of the Merger Agreement but not provided for in Five Prime’s capital expense budget either delivered or made available to Amgen prior to the date of the Merger Agreement, does not exceed $1,500,000 in the aggregate during any fiscal quarter;

•

lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), fail to protect or enforce, transfer, assign, guarantee, mortgage or otherwise subject to any material encumbrance (other than certain permitted encumbrances) any material right or other material asset or property (including intellectual property rights), except (a) in the ordinary course of business consistent with past practice (including entering into non-exclusive license agreements in the ordinary course of business consistent with past practice) or (b) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Five Prime;

•

purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (a) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any person or (b) any assets, real property, securities, properties, interests or businesses from any person, in each case, other than (i) acquisitions of assets not in excess of $750,000 in the aggregate and (ii) acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business;

•

lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness, except for (a) short-term borrowings, of not more than $1,000,000 in the aggregate, incurred in the ordinary course of business or (b) advances to employees and consultants for travel and other business related expenses in the ordinary course of business;

•

except as required by applicable law or in the ordinary course of business, make or change any material tax election, adopt or change any material method of tax accounting, consent to the extension or waiver of the statutory period of limitations applicable to any tax claim or assessment (other than in connection with automatic extensions of the due date for filing a tax return) or settle or compromise any material tax liability or refund;

•

settle, release, waive or compromise any legal proceeding, other than (a) any legal proceeding commenced against Five Prime or its directors relating to the Transactions or related to a breach of the Merger Agreement or (b) any legal proceeding (i) that results solely in an obligation involving only the payment of monies by Five Prime of not more than $1,000,000 in the aggregate and (ii) does not involve the admission of wrongdoing by Five Prime;

•	except as required by applicable law, enter into any collective bargaining agreement or other agreement with any labor organization;

•

enter into a new line of business or abandon or discontinue any existing line of business (it being understood that planned clinical trials conducted in the ordinary course of business will not constitute new lines of business);

•

adopt or implement any stockholder rights plan or similar arrangement or, subject to the provisions of the Merger Agreement, take any action to exempt any person from, or make any acquisition of securities of Five Prime by any person not subject to, any state takeover statute or similar statute or regulation that applies to Five Prime with respect to an Acquisition Proposal (as defined below) or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Amgen, Purchaser or any of their respective subsidiaries or affiliates, or the Transactions;

•	except as required by a change in GAAP or applicable law, make any material changes in any accounting methods, principles or practices;

•

other than in the ordinary course of business, (a) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under or otherwise modify in any material respect any material contract (as defined in the Merger Agreement) or any contract that would constitute a material contract if in effect as of the date of the Merger Agreement, or (b) enter into any contract that would constitute a material contract if in effect as of the date of the Merger Agreement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	authorize, agree or commit to take any of the foregoing actions.

No Solicitation

Pursuant to the Merger Agreement, during the Pre-Closing Period, Five Prime will not, and will not authorize its directors, officers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (“Representatives”) to, and will direct them not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the making of an Acquisition Proposal (as defined below);

•

other than to (a) inform any person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the no solicitation provision of the Merger Agreement or (b) clarify whether any such inquiry, offer or proposal constitutes an Acquisition Proposal, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal;

•	recommend or enter into any contract, letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal;

•

waive or release any person from, or fail to use reasonable best efforts to enforce, any standstill agreement or any standstill provisions of any contract entered into in respect of a potential Acquisition Proposal; or

•	approve, authorize or agree to do any of the foregoing;

provided, that the Five Prime Board will be permitted to take, or omit to take, any of the actions contemplated by the fourth bullet above in the event that Five Prime determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to constitute a breach of the fiduciary duties of the Five Prime Board under applicable law.

Five Prime agreed that it and its directors, officers and employees would, and that Five Prime would direct its other Representatives to, within one (1) business day of the date of the Merger Agreement:

•

cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person conducted with respect to any Acquisition Proposal or inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal; and

•

terminate access by any person (other than Amgen, Purchaser, Five Prime or any of their respective affiliates or Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal.

Notwithstanding anything to the contrary in the Merger Agreement, if prior to the Offer Acceptance Time, Five Prime or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal, which was made on or after the date of the Merger Agreement and did not result from any material breach of the non-solicitation provisions in the Merger Agreement, and the Five Prime Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (as defined below), then Five Prime and its Representatives may (a) furnish information (including non-public information) with respect to Five Prime pursuant to an Acceptable Confidentiality Agreement (as defined below) to the person(s) who has made such Acquisition Proposal, so long as Five Prime promptly provides to Amgen any non-public information concerning Five Prime that is provided to any person given such access that was not previously provided to Amgen or its Representatives and (b) engage in or otherwise participate in discussions or negotiations with the person(s) making such Acquisition Proposal.

Five Prime will promptly (and in any event within 24 hours after receipt) (a) notify Amgen of any inquiry, proposal or offer received by Five Prime or any of its Representatives that it believes is or may lead to an Acquisition Proposal and provide to Amgen a summary of the material terms and conditions of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal, and (b) provide to Amgen a complete copy of any written proposal, written offer or other written material that constitutes an Acquisition Proposal (or an amendment thereto), including copies of any proposed Specified Agreement (as defined below). Five Prime will keep Amgen reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis, and, upon the written request of Amgen, reasonably inform Amgen of the status of any Acquisition Proposal.

Nothing in the Merger Agreement prevents Five Prime from: (a) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (b) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or (c) making any legally required disclosure to the stockholders of Five Prime (provided, that such disclosure includes an express reaffirmation of the Five Prime Board Recommendation).

“Acceptable Confidentiality Agreement” means any agreement with Five Prime that is either (a) in effect as of the execution and delivery of the Merger Agreement or (b) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and Representatives) that receives material non-public information of, or with respect to, Five Prime to keep such information confidential; provided, however, that, in any case, (x) the provisions contained therein are no less favorable in the aggregate to Five Prime than the terms of the Non-Disclosure Agreement (as described in Section 14—“The Merger Agreement; Other Agreements—Non-Disclosure Agreement”) (it being agreed that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (y) such agreement does not contain any provision that prohibits Five Prime from satisfying its obligations hereunder.

“Acquisition Proposal” means any indication of interest, inquiry, proposal or offer from any person (other than Amgen and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of Five Prime equal to 20% or more of Five Prime’s consolidated assets or to which 20% or more of Five Prime’s revenues or earnings on a consolidated basis are attributable, (b) indirect or direct sale, lease, license, transfer, exchange or other disposition in respect of Five Prime’s FGFR2b antibody product candidate known as bemarituzumab or any intellectual property rights embodied therein, (c) issuance or acquisition of 20% or more of the outstanding Shares or total voting power of Five Prime, (d) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or total voting power of Five Prime, or (e) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Five Prime that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or total voting power of Five Prime or of the surviving entity or the resulting direct or indirect parent of Five Prime or such surviving entity, in each case other than the Transactions.

“Specified Agreement” means any contract with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

“Superior Offer” means a bona fide written Acquisition Proposal on terms that Five Prime Board (or a committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, (a) is reasonably likely to be consummated in accordance with its terms and (b) would, if consummated, be more favorable, from a financial point of view, to the stockholders of Five Prime (in their capacity as such) than the Transactions (taking into account any legal, regulatory, timing, financing and other aspects of such Acquisition Proposal and any revisions to the Merger Agreement made or proposed in writing by Amgen prior to the time of such determination); provided, that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “80%.”

Five Prime Board Recommendation

Five Prime has represented to Amgen and Purchaser in the Merger Agreement that the Five Prime Board adopted resolutions:

•	determining that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Five Prime and its stockholders;

•	approving the execution, delivery and performance by Five Prime of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger;

•	resolving that the Merger will be effected under Section 251(h) of the DGCL; and

•	resolving to recommend that the stockholders of Five Prime tender their Shares to Purchaser pursuant to the Offer (the “Five Prime Board Recommendation”).

Under the Merger Agreement, neither the Five Prime Board nor any committee thereof will:

•

(a) withdraw (or modify, amend or qualify in a manner adverse to Amgen or Purchaser), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Amgen or Purchaser), the Five Prime Board Recommendation, (b) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal or (c) fail to include the Five Prime Board Recommendation in the Schedule 14D-9 when disseminated to Five Prime’s stockholders (any action described in this bullet being referred to herein as an “Adverse Change Recommendation”); or

•	approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Five Prime to execute or enter into any Specified Agreement.

Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, if Five Prime has received a bona fide written Acquisition Proposal (which was made after the date of the Merger Agreement and did not arise out of a material breach of the non-solicitation provisions of the Merger Agreement summarized above) that has not been withdrawn and constitutes a Superior Offer, (a) the Five Prime Board may make an Adverse Change Recommendation, or (b) Five Prime may terminate the Merger Agreement to enter into a Specified Agreement with respect to such Superior Offer, if and only if:

•

the Five Prime Board determines in good faith, after consultation with Five Prime’s outside legal counsel, that the failure to do so would reasonably be expected to constitute a breach of the fiduciary duties of the Five Prime Board under applicable law;

•

Five Prime has given Amgen prior written notice of its intention to make an Adverse Change Recommendation or terminate the Merger Agreement at least four (4) business days prior to doing so (a “Determination Notice”); and

•

(i) Five Prime has provided Amgen with a complete copy of any written proposal, indication of interest, offer or other written material, including any proposed Specified Agreement, with respect to the Superior Offer, (ii)(A) Five Prime has given Amgen four (4) business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer (it being understood and agreed that any material amendments, revisions or changes to the terms of any such Superior Offer will require a new written notification from Five Prime except that such new notification will require a two (2)-business day period during which Amgen can take action in respect of such proposal), and (B) to the extent requested by Amgen, has negotiated in good faith with Amgen and its Representatives with respect to such proposed revisions or other proposal, if any, and (iii) at the end of such four (4)- or two (2)-business day period, the Five Prime Board has determined in good faith, after consultation with Five Prime’s outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Adverse Change Recommendation or terminate the Agreement would reasonably be expected to constitute a breach of the fiduciary duties of the Five Prime Board under applicable law (after taking into account the amendments to the Merger Agreement and the Transactions proposed by Amgen, if any).

Other than in connection with an Acquisition Proposal, the Five Prime Board may make an Adverse Change Recommendation in response to a Change in Circumstance (as defined below), if and only if:

•

the Five Prime Board has determined in good faith, after consultation with Five Prime’s outside legal counsel, that the failure to do so would reasonably be expected to constitute a breach of the fiduciary duties of the Five Prime Board under applicable law;

•	Five Prime has given Amgen a Determination Notice at least five (5) business days prior to making any such Adverse Change Recommendation; and

•

(a) Five Prime has specified the relevant Change in Circumstance in reasonable detail, (b)(i) Five Prime has given Amgen five (5) business days after the determination notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Change in Circumstance would no longer necessitate an Adverse Change Recommendation (it being understood and agreed that any material changes to the facts and circumstances relating to such Change in Circumstance will require a new written notification from Five Prime except that such new notification will require a two (2)-business day period during which Amgen can take action in respect of such material change), and (ii) to the extent requested by Amgen, has negotiated in good faith with Amgen with respect to such proposed revisions or other proposal, if any, and (c) at the end of such five (5)- or two (2)-business day period, the Five Prime Board has determined in good faith, after consultation with Five Prime’s outside legal counsel, that the failure to make an Adverse Change Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Five Prime Board under applicable law (after taking into account the amendments proposed to the Merger Agreement and the Transactions by Amgen, if any).

“Change in Circumstance” means any material event or development or material change in circumstances with respect to Five Prime occurring or arising after the date of the Merger Agreement that was (a) not known or reasonably foreseeable to the Five Prime Board as of the date of the Merger Agreement and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances that are the result of factors generally affecting the industries in which Five Prime operates, the geographic markets in which they operate or where their products or services are sold that have not had or would not reasonably be expected to have a disproportionate effect on Five Prime, (iii) any events, changes or circumstances relating to Amgen, Purchaser or any of their affiliates or (iv) changes in the market price of the Five Prime common stock or the fact that Five

Prime meets or exceeds any internal or analysts’ expectations or projections (provided that, with respect to this clause (iv), the underlying causes of any such events, changes or circumstances may be considered in determining whether a Change in Circumstance occurred to the extent not otherwise excluded by another exception in this definition).

Efforts to Close the Merger

Each of the parties to the Merger Agreement will use their respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable antitrust laws to consummate and make effective the Transactions as soon as reasonably practicable, including:

•

the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any antitrust law;

•	the obtaining of all necessary consents from third parties requested by Amgen in writing; and

•	the execution and delivery of any additional instruments necessary to consummate the Transactions.

Notwithstanding the foregoing, under the Merger Agreement, in connection with obtaining any such waivers or consents, Five Prime will not agree to (a) make any payment of a consent fee, “profit sharing” payment or other consideration or concede anything of monetary or economic value or (b) amend, supplement or modify such contract in any manner that would be adverse to the interest of Five Prime or, after the Merger, Purchaser or Amgen, in each case, without the prior written consent of Amgen. Further, Five Prime will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Five Prime only in the event the Closing occurs.

Each of the parties to the Merger Agreement will promptly take, and will cause their affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of any Governmental Body for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other antitrust laws, and to avoid the commencement of a lawsuit by any Governmental Body under antitrust laws, and to avoid the entry of, or to effect the dissolution of, any order in any legal proceeding that would otherwise have the effect of preventing the Closing or materially delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the Expiration Date. However, notwithstanding anything to the contrary in the Merger Agreement, including the “commercially reasonable efforts” requirement described above, in no event will Amgen or Purchaser be required to (a) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Five Prime, Amgen or any of their respective subsidiaries, (b) terminate existing relationships, contractual rights or obligations of Five Prime, Amgen or any of their respective subsidiaries, (c) terminate any venture or other arrangement, (d) create any relationship, contractual rights or obligations of Five Prime, Amgen or any of their respective subsidiaries, (e) effectuate any other change or restructuring of Five Prime, Amgen or any of their respective subsidiaries and (f) otherwise take or commit to take any actions with respect to the businesses, product lines or assets of Five Prime, Amgen or any of their respective subsidiaries; provided, further, that Five Prime will only be permitted to take or commit to take any such action, or agree to any such condition or restriction with the prior written consent of Amgen.

Each of the parties to the Merger Agreement will (and will cause their respective affiliates, if applicable, to): (a) promptly, but in no event later than ten (10) business days after the date of the Merger Agreement unless otherwise agreed to in writing by Amgen and Five Prime, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (b) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

Access to Information

Other than as prohibited by law and subject to certain conditions and exceptions, Five Prime and its directors, employees and officers will, and will direct its other Representatives to provide Amgen and Amgen’s Representatives, at Amgen’s sole expense, reasonable access during normal business hours to Five Prime’s officers, employees, other personnel, assets and books and records, and to furnish to Amgen all financial, operating and other data and information as Amgen may reasonably request, in each case, so long as it is not detrimental, in the reasonable judgment of Five Prime, to its business or operations.

Employee Matters

Upon the Effective Time, Amgen will assume and honor all severance and employment agreements for all Continuing Employees (as defined below), in each case in accordance with their terms; provided that, nothing in the Merger Agreement will prevent Amgen, the Surviving Corporation or any of their affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Five Prime employee benefit plan in accordance with their terms or prevent Amgen, the Surviving Corporation or any of their affiliates, after the Effective Time, from terminating the employment of any Continuing Employee.

For a period of one (1) year following the Effective Time, Amgen will provide, or cause to be provided, to each employee of Five Prime who is employed by Five Prime as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any affiliate thereof) during such one (1)-year period (each, a “Continuing Employee”) with base salary or base wages and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities) that are no less favorable than those provided to such Continuing Employee immediately prior to the execution of the Merger Agreement, and benefits (including severance benefits and other employee benefits but excluding equity and long-term incentive compensation) that are, in the aggregate and at a minimum, substantially equivalent to the benefits (including severance benefits and other employee benefits) provided to such Continuing Employee immediately prior to the execution of the Merger Agreement.

Each Continuing Employee will be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Amgen’s or the Surviving Corporation’s vacation policy) and eligibility for vesting under Amgen’s or the Surviving Corporation’s employee benefit plans and arrangements with respect to such Continuing Employee’s length of service with Five Prime (and its predecessors) prior to the Closing Date, provided, that the foregoing will not result in the duplication of benefits or apply to any defined benefit pension plan. With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Amgen will, or will cause the Surviving Corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Amgen or the Surviving Corporation, then Amgen will use commercially reasonable efforts to (a) cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (b) ensure that such health or welfare benefit plan will, for purposes of eligibility, vesting, deductibles, copayments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with Five Prime to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of Five Prime. For the avoidance of doubt, Amgen will use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year immediately before the Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the applicable health or welfare benefit plan of Amgen or the Surviving Corporation.

Prior to the Effective Time, if requested by Amgen in writing, Five Prime will cause its 401(k) plan to be terminated effective immediately prior to the Effective Time and provide Amgen with evidence of such termination (the form and substance of which to be subject to review and approval by Amgen) not later than the day immediately preceding the Effective Time. If the Five Prime 401(k) is terminated in connection with the transactions contemplated by the Merger Agreement, all Five Prime matching contributions will fully vest. In the event that the Five Prime 401(k) plan is terminated based on such a request from Amgen, Five Prime and Amgen will use commercially reasonable efforts to permit Continuing Employees to make rollover contribution of their 401(k) account balances from Five Prime’s 401(k) plan to Amgen’s 401(k) plan.

Other than with respect to confidential communications to or by the Five Prime Board or in connection with an Adverse Change Recommendation, prior to making any broad-based or any written communications to the directors, officers or employees of Five Prime (other than any communications consistent in all material respects with prior communications made by Five Prime or Amgen) pertaining to compensation or benefit matters that are affected by the Transactions, Five Prime will, to the extent not prohibited by applicable law, (a) provide Amgen with a copy of the intended communication, (b) give Amgen a reasonable period of time to review and comment on the communication and (c) consider any such comments in good faith.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation by Five Prime existing in favor of its current and former directors and officers as of the date of the Merger Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of Five Prime (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between Five Prime and such Indemnified Persons in the forms made available by Five Prime to Amgen or Amgen’s Representatives prior to the date of the Merger Agreement, will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and will be observed by Amgen, the Surviving Corporation and their successors and assigns to the fullest extent available under the laws of Delaware for a period of six (6) years from the Effective Time.

From and after the Effective Time until its sixth (6th) anniversary, Amgen and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) will, to the fullest extent permitted under applicable laws and the certificate of incorporation and bylaws of Five Prime (as in effect as of the date of the Merger Agreement), indemnify and hold harmless each Indemnified Person in their capacity as an officer or director of Five Prime against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of Five Prime at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Transactions.

Without limiting the foregoing, from the Effective Time until its sixth (6th) anniversary, the Indemnifying Parties will also, to the fullest extent permitted under applicable laws and the certificate of incorporation and bylaws of

Five Prime (as in effect as of the date of the Merger Agreement), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to the Merger Agreement, subject to the execution by such Indemnified Persons of appropriate undertakings to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified.

The Merger Agreement requires that either (a) the Surviving Corporation maintain in effect, from the Effective Time until its sixth (6th) anniversary, the current policy of directors’ and officers’ liability insurance maintained by Five Prime as of the date of the Merger Agreement for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of Five Prime (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy, or (b) at or prior to the Effective Time, Amgen or Five Prime (through a nationally recognized insurance broker approved by Amgen (such approval not to be unreasonably withheld, conditioned or delayed)) purchase a six (6)-year “tail” policy for the existing policy effective as of the Effective Time. However, in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by Five Prime with respect to its current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Amgen shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

Conditions of the Offer

See Section 15—“Conditions of the Offer.”

Conditions to the Merger

The obligation of each party to consummate the Merger is subject to the satisfaction of the following conditions:

•

No court of competent jurisdiction will have issued any temporary, preliminary or permanent order that is in effect and prevents the consummation of the Merger, and no law (other than any antitrust law) or order will have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body, which, directly or indirectly, prohibits or makes illegal the consummation of the Merger; and

•	Purchaser (or Amgen on Purchaser’s behalf) has accepted for payment all of the Shares validly tendered pursuant to the Offer and not withdrawn.

Termination

The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned:

•	by mutual written consent of Five Prime and Amgen at any time prior to the Offer Acceptance Time;

•	by either Five Prime or Amgen, if:

•

the Offer Acceptance Time has not occurred on or before midnight, Eastern time, on December 4, 2021 (the “End Date”); provided, that this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has been a cause of, or resulted in, the failure of the Offer Acceptance Time to occur by such time (such termination, an “End Date Termination”);

•

a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order that has the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that, this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has been a cause of, or resulted in, the issuance of such final and non-appealable order; or

•

the Offer (as extended in accordance with the terms of the Merger Agreement) has been withdrawn or terminated in accordance with the terms of the Merger Agreement without the acceptance for payment of Shares pursuant to the Offer; provided, however, that this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has been a cause of, or resulted in, such events occurring (such termination, an “Offer Termination”);

•	by Amgen, at any time prior to the Offer Acceptance Time, if:

•

(a) an Adverse Change Recommendation has occurred, (b) the Five Prime Board has caused or permitted Five Prime to enter into a Specified Agreement with respect to a Superior Offer or Five Prime has entered into such a Specified Agreement, (c) the Five Prime Board has failed to publicly reaffirm the Five Prime Board Recommendation within ten (10) business days after Amgen so requests in writing, or, if earlier, within two (2) business days before the Expiration Date (it being understood that Amgen may only make such request on two (2) occasions), (d) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than the Offer), the Five Prime Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such offer within ten (10) business days of the commencement of such offer (such termination, a “Board Recommendation Termination”); or

•

Five Prime has breached any of its representations, warranties, covenants or other obligations contained in the Merger Agreement, which breach or failure to perform (a) would give rise to the failure of the No Representations Condition or the No Performance of Obligations Condition (as defined in Section 15—“Conditions of the Offer”) to be satisfied and (b) is incapable of being cured by the End Date or, if capable of being cured by the End Date, has not been cured within thirty (30) days after the giving of written notice to Five Prime of such breach or failure to perform (provided that, this termination right will not be available to Amgen if Amgen or Purchaser is in material breach of any provision of the Merger Agreement) (such termination, a “Five Prime Breach Termination”);

•	by Five Prime, at any time prior to the Offer Acceptance Time, if:

•

(a) the Five Prime Board has determined that an Acquisition Proposal constitutes a Superior Offer, (b) Five Prime has complied with its obligations with respect to Acquisition Proposals under the Merger Agreement, (c) Five Prime pays to Amgen the Termination Fee (defined below) concurrently with such termination, and (d) substantially concurrently with such termination, Five Prime enters into a definitive Specified Agreement in respect of such Superior Offer (such termination, a “Superior Offer Termination”);

•

Amgen breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would reasonably be expected to prevent Amgen or Purchaser from consummating the Transactions and (b) is incapable of being cured by the End Date, or if capable of being cured by the End Date, has not been cured by Amgen within thirty (30) days after Amgen receives written notice of such breach or failure to perform (provided that, this termination right will not be available to Five Prime if it is in material breach of any provision of the Merger Agreement);

•

Purchaser fails to commence the Offer by March 18, 2021 (provided that, this termination right will not be available to Five Prime if such failure to commence the Offer is principally caused by the material breach by Five Prime of any covenant or obligation of Five Prime under the Merger Agreement); or

•	Purchaser fails to purchase all Shares validly tendered (and not validly withdrawn) when required under the Merger Agreement.

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become of no further force or effect (except for certain customary obligations and certain provisions related to termination and the payment obligations described under the sections below entitled “—Termination Fee,” and “—Fees and Expenses”), without any liability on the part of Amgen, Purchaser or Five Prime or their respective directors, officers and affiliates following such termination, except that the termination of the Merger Agreement will not relieve any party from any claim, liability or damages arising out of its willful breach of the Merger Agreement.

Termination Fee

Five Prime will pay, or cause to be paid, to Amgen a termination fee of $76,000,000 in cash (the “Termination Fee”) in the event that:

•	the Merger Agreement is terminated by Five Prime in accordance with a Superior Offer Termination;

•	the Merger Agreement is terminated by Amgen in accordance with a Board Recommendation Termination;

•	each of the below occurs:

•

either (x) Five Prime or Amgen effects (a) an End Date Termination (but in the case of a termination by Five Prime, only if at such time Amgen would not be prohibited from effecting an End Date Termination as a result of Amgen’s failure to comply with its obligations under the Merger Agreement in all material respects); or (b) an Offer Termination (but in the case of a termination by Five Prime, only if at such time Amgen would not be prohibited from effecting an Offer Termination as a result of Amgen’s failure to comply with its obligations under the Merger Agreement in all material respects), and, in either of case (a) or (b), as a result of the failure to satisfy the Minimum Condition; or (y) Amgen effects a Five Prime Breach Termination as a result of a breach, failure to perform or violation (other than as a result of a breach of the non-solicitation provisions in the Merger Agreement) that first occurred following the making of an Acquisition Proposal of the type referenced in the following bullet;

•	after the date of the Merger Agreement and prior to such termination, a bona fide Acquisition Proposal has been made publicly or otherwise become publicly known and not publicly withdrawn; and

•

within twelve (12) months of such termination Five Prime enters into a Specified Agreement with respect to an Acquisition Proposal or Five Prime will have consummated an Acquisition Proposal; provided, that references to 20% contained in the definition of “Acquisition Proposal” described above under “—No Solicitation” shall be deemed references to 80%.

In no event will Five Prime be required to pay the Termination Fee on more than one occasion.

Payment of the Termination Fee will constitute the sole and exclusive remedy of Amgen, Purchaser or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, affiliates or representatives against Five Prime and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members, affiliates or representatives (collectively, the “Five Prime Related Parties”) in any circumstance in which the Termination Fee becomes due and payable, and upon payment of the Termination Fee, none of the Five Prime Related Parties will have any further liability or obligation relating to, arising out of or in connection with the Merger Agreement or the Transactions. Amgen or Purchaser may seek specific performance to cause Five Prime to consummate the Transactions in accordance with the Merger Agreement or the payment of the Termination Fee, but in no event will either party be entitled to both such equitable relief and the payment of the Termination Fee.

Rule 14d-10(d) Matters

Prior to the consummation of the Offer, to the extent permitted by applicable laws, the compensation committee of the Five Prime Board will approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Five Prime or its affiliates and any officer, director or employee of Five Prime pursuant to which compensation is paid to such officer, director or employee, and will take all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 16 Matters

Prior to the consummation of the Offer, Five Prime and the Five Prime Board will take appropriate action, to the extent necessary, to approve the disposition or cancellation of Shares and Five Prime’s stock awards held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Five Prime, and to cause such dispositions or cancellations to be exempt under Rule 16b-3 under the Exchange Act.

Fees and Expenses

Subject to certain exceptions and subject to the provisions described in “—Termination Fee,” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Amendment; Waiver

Prior to the Offer Acceptance Time and subject to the indemnification and insurance provisions of the Merger Agreement, the Merger Agreement may be amended only with the approval of the Five Prime Board and the board of directors of Amgen (or a duly authorized committee thereof). The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

Any failure or delay in exercising any power, right, privilege or remedy under the Merger Agreement will not operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise thereof will preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. No party to the Merger Agreement will be deemed to have waived any claim arising out of the Merger Agreement, or any power, right, privilege or remedy under the Merger Agreement, unless the waiver is expressly set forth in a written instrument duly executed and delivered on behalf of such party.

Governing Law and Venue

The Merger Agreement is governed by Delaware law. The venue for any action or proceeding relating to the Merger Agreement or any of the Transactions is the Court of Chancery of the State of Delaware and any state appellate court therefrom or, to the extent that such courts do not have subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware.

Specific Performance

The parties to the Merger Agreement acknowledged and agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions, and that none of the parties would have entered into the Merger Agreement without the right of specific performance. Each party will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the courts described above under “—Governing Law and Venue” without proof of damages or otherwise.

Waiver of Jury Trial

Each of the parties to the Merger Agreement irrevocably and unconditionally waived any right it may have to a trial by jury in any litigation arising out of, relating to or in connection with the Merger Agreement.

OTHER AGREEMENTS

Confidentiality Disclosure Agreement

On July 29, 2019, Five Prime and Amgen entered into a confidentiality disclosure agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Confidentiality Disclosure Agreement”) with respect to the sharing of confidential information in connection with Amgen and Five Prime’s potential collaboration on the research and development of several Five Prime pipeline programs. Amgen and Five Prime amended the Confidentiality Disclosure Agreement, effective as of August 2, 2019 (the “CDA Amendment No. 1”), to expand its scope to cover the Bema program. Amgen and Five Prime subsequently amended the Confidentiality Disclosure Agreement, effective as of June 16, 2020 (the “CDA Amendment No. 2”), to extend the term from one year to two years after the initial date of the Confidentiality Disclosure Agreement and expand its scope to cover another Five Prime pipeline program.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Disclosure Agreement, CDA Amendment No. 1 and CDA Amendment No. 2, copies of which have been filed as Exhibits (d)(2), (d)(3) and (d)(4) to the Schedule TO and which are incorporated herein by reference.

Non-Disclosure Agreement

On February 12, 2021, Five Prime and Amgen entered into a letter agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Non-Disclosure Agreement”), pursuant to which, among other things, Amgen agreed, subject to certain exceptions, to keep confidential certain non-public information disclosed to it or its representatives by Five Prime for a period of three (3) years. Amgen also agreed to abide by a standstill provision expiring on May 12, 2022, which included the right for Amgen to confidentially make proposals to the chief executive officer of Five Prime or the Five Prime Board during the standstill period. The Non-Disclosure Agreement included a fall-away of such standstill provisions upon (a) entry by Five Prime into a definitive agreement pursuant to which a person or group would acquire more than 40% of Five Prime’s issued and outstanding capital stock or more than 40% of Five Prime’s consolidated assets, (b) the commencement of an exchange offer for more than 40% of the issued and outstanding capital stock of Five Prime or (c) the consummation of any business combination, restructuring, recapitalization, tender or exchange offer or other extraordinary transaction with respect to more than 40% of Five Prime’s issued and outstanding capital stock or assets. The Non-Disclosure Agreement also included a fifteen (15)-month non-solicitation provision.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Non-Disclosure Agreement, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.

15.	Conditions of the Offer

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any tendered Shares, and to the extent permitted by the Merger Agreement, terminate the Offer (a) upon the termination of the Merger Agreement and (b) at any scheduled Offer Expiration Time (subject to any extensions of the Offer pursuant to the Merger Agreement) or amend the Offer if (i) the Minimum Condition has not been satisfied as of one minute following 11:59 p.m., New York time, on such Expiration Date or (ii) any of the additional conditions to the Offer set forth below has not been satisfied or waived (to the extent waivable) in writing by Amgen:

•

the representations and warranties of Five Prime set forth in Section 4.4(a) and the first sentence of Section 4.4(c) (Capitalization, Etc.) of the Merger Agreement being accurate in all respects except for any de minimis inaccuracies at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

•

the representations and warranties of Five Prime set forth in Section 4.1 (Due Organization; Subsidiaries; Etc.), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4(b) and (c) (Capitalization, Etc.) (other than the first sentence of Section 4.4(c)), Section 4.24 (Merger Approval) and Section 4.26 (Brokers and Other Advisors) of the Merger Agreement being accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

•

the representations and warranties of Five Prime set forth in Section 4.7(a) (Absence of Changes) of the Merger Agreement being accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time;

•

all of the other representations and warranties of Five Prime set forth in the Merger Agreement (other than those referred to in the first, second and third bullets above) being accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, a Material Adverse Effect (the conditions set forth in this bullet and in the first, second and third bullets above, collectively, the “Representations Condition”);

•

Five Prime having complied with or performed in all material respects all of its covenants and agreements it is required to comply with or perform under the Merger Agreement at or prior to the Offer Acceptance Time (such condition, the “Performance of Obligations Condition”);

•

since the date of the Merger Agreement, there not having been any Material Adverse Effect that is continuing as of the Offer Acceptance Time (such condition, the “No Material Adverse Effect Condition”);

•	the waiting period (or any extension thereof) applicable to the Offer under the HSR Act having expired or been terminated;

•

Amgen and Purchaser having received a certificate executed on behalf of Five Prime by its Chief Executive Officer or its Chief Financial Officer confirming that the Representations Condition, the Performance of Obligations Condition and the No Material Adverse Effect Condition have been duly satisfied;

•

there not having been issued by any court of competent jurisdiction or remain in effect any temporary, preliminary or permanent order preventing the acquisition of or payment for Shares pursuant to the Offer, nor shall any action have been taken, or any law (other than any antitrust law) promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the “No Legal Prohibition Condition”); and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions will be in addition to, and not a limitation of, the rights and obligations of Amgen and Purchaser to extend, terminate and/or modify the Offer in accordance with the terms and conditions of the Merger Agreement or applicable law. The foregoing conditions are for the sole benefit of Amgen and Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Amgen and Purchaser in whole or in part at any time and from time to time in their sole discretion.

16.	Certain Legal Matters; Regulatory Approvals; Litigation

General. Except as described in this Section 16, none of Five Prime, Purchaser or Amgen is aware of any license or regulatory permit that appears to be material to the business of Five Prime that might be adversely affected by Purchaser’s acquisition of the Shares in the Offer, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority (other than under the HSR Act) that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to Five Prime’s business or that certain parts of Five Prime’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15—“Conditions of the Offer.”

Litigation. Except as described in this Section 16, neither Purchaser nor Amgen is aware of any pending legal proceeding relating to the Transactions, but legal proceedings arising out of or relating to the Transactions may be filed in the future.

Antitrust Matters. Under the HSR Act, and the rules and regulations promulgated thereunder, certain transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable HSR Act waiting period has expired or been terminated. The requirements of the HSR Act apply to the acquisition of Shares in the Offer.

Under the HSR Act, the purchase of shares in a cash tender offer may not be completed until the expiration of a fifteen (15)-day waiting period following the filing by the acquiring person of a Premerger Notification and Report Form with the DOJ and the FTC, but this period may be (a) shortened if the reviewing agency grants “early termination” of the waiting period (provided, however, that the FTC announced on February 4, 2021 that the FTC and DOJ will not grant early termination during the transition to the new Biden Administration while the FTC is reviewing the processes and procedures used to grant early termination, stating that the FTC anticipated that the suspension will be temporary and brief, but that suspension continues), (b) restarted if the acquiring person voluntarily withdraws and refiles to allow an additional fifteen (15)-day waiting period, or (c) continued if the reviewing agency issues a request for additional information and documentary material (a “Second Request”). The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the DOJ and the FTC in connection with the purchase of the Shares in the Offer promptly, and no later than ten (10) business days from the date of the Merger Agreement unless otherwise agreed to in writing between the parties. If a Second Request is issued, the waiting period with respect to the Offer would be continued until ten (10) days following the date of Amgen’s compliance with that request, unless earlier terminated. Thereafter, the reviewing agency may take action to preliminarily or permanently enjoin the transaction or the parties may agree not to consummate the transaction for some period of time. If either the fifteen (15)-day initial waiting period or the ten (10)-day post-substantial compliance waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. Eastern Time on the next day that is not a Saturday, Sunday or federal holiday.

The DOJ and the FTC may scrutinize the legality under the antitrust laws of Amgen’s proposed acquisition of Shares pursuant to the Offer. At any time before or after Amgen’s acceptance for payment of Shares pursuant to the Offer, if the DOJ or the FTC concludes that Amgen’s acquisition of Five Prime would violate antitrust law by substantially lessening competition in any line of commerce affecting U.S. consumers, the DOJ and the FTC have the authority to challenge the acquisition by seeking a federal court order and/or administrative order enjoining the acquisition or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of assets of Amgen, Five Prime, or any of their respective subsidiaries or affiliates, or requiring other relief. United States state attorneys general and private persons may also bring legal action under U.S. antitrust law seeking similar relief or conditions to the completion of the Offer. Competition authorities in other countries may also investigate the acquisition, seek to block it, or seek relief after it is consummated, under foreign competition law. While Amgen and Purchaser believe that consummation of the Offer and the Merger would not violate any antitrust or competition laws, there can be no assurance that a challenge to the Offer or the Merger on antitrust or competition law grounds will not be made or, if a challenge is made, what the result will be.

See Section 15—“Conditions of the Offer” for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

As used in this Offer to Purchase, “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws and all other applicable laws and regulations (including non-U.S. laws and regulations) issued by a government authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Business Combination Statutes. Five Prime is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (the “Business Combination Provisions”), which imposes certain restrictions upon business combinations involving Five Prime. These restrictions will not be applicable to Purchaser or Amgen because the Five Prime Board has approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a “business combination” (which is defined to include a variety of transactions, including mergers) with an “interested stockholder” for a period of three (3) years following the time such person became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of the Business Combination Provisions, the term “interested stockholder” generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three (3)-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Upon consummation of the Offer, Amgen and Purchaser could collectively be deemed to be an “interested stockholder” for purposes of the Business Combination Provisions and, absent the prior approval of the Five Prime Board, the Business Combination Provisions could prohibit consummation of the Merger for a period of three (3) years following consummation of the Offer. However, the Five Prime Board has approved the execution of the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby. Accordingly, Amgen and Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will be an impediment to the consummation of the Offer or the Merger.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15— “Conditions to the Offer.”

Stockholder Approval Not Required. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the Merger Agreement and (ii) immediately following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the acquiring company or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that Five Prime will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Five Prime. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Amgen, Purchaser and Five Prime will effect the Merger as soon as practicable, without a vote of stockholders of Five Prime in accordance with Section 251(h) of the DGCL.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Five Prime and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Five Prime stockholders who (a) did not tender their Shares in the Offer; (b) duly demand appraisal pursuant to Section 262 of the DGCL; and (c) do not effectively withdraw or whose appraisal rights are not otherwise waived or lost pursuant to Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a statutory rate of interest thereon, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the “fair value” of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Offer or the market value of the Shares. Holders of Shares should recognize that the value so determined could be more or less than, or the same as, the price per Share to be paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•

by the later of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Five Prime a written demand for appraisal of Shares held, which demand must reasonably inform Five Prime of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the rights of stockholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his right to appraisal, such holder’s Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, in cash, without interest. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the satisfaction or waiver of the conditions of the Offer and Purchaser’s acceptance for purchase of Shares, you will receive the Offer Price for your Shares.

17.	Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

Purchaser and Amgen have retained Goldman Sachs to act as our financial advisors in connection with the Transactions. Goldman Sachs will receive fees for its services in connection with the Transactions. Amgen and Purchaser have also agreed to reimburse Goldman Sachs for certain reasonable out-of-pocket expenses and to indemnify Goldman Sachs against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

Purchaser and Amgen have retained American Stock Transfer & Trust Company, LLC to act as the Depositary and paying agent in connection with the Offer. The Depositary and paying agent will receive reasonable and customary compensation for its services. Purchaser and Amgen have also agreed to reimburse the Depositary and paying agent for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

Purchaser and Amgen have retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. Purchaser and Amgen have also agreed to reimburse the Information Agent for certain reasonable out-of-pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws. In connection with its engagement, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex or other methods of electronic communication and may request that brokers, dealers, commercial banks, trust companies and other nominees forward the Offer materials to beneficial holders of Shares.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Purchaser will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18.	Miscellaneous

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

Amgen filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Five Prime has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 9—“Certain Information Concerning Five Prime” and Section 10—“Certain Information Concerning Amgen and Purchaser.”

Franklin Acquisition Sub, Inc.

March 18, 2021

SCHEDULE I—DIRECTORS AND EXECUTIVE OFFICERS OF AMGEN AND PURCHASER

Directors and Executive Officers of Amgen. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five (5) years for each of Amgen’s directors and executive officers. The current business address of each person identified below is One Amgen Center Drive, Thousand Oaks, California 91320-1799, and the current business phone number of each such person is (805) 447-1000, and unless otherwise stated herein, each individual listed below is a citizen of the United States.

During the past five (5) years, to the best of our knowledge, none of the persons listed below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining any such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Wanda M. Austin Director

Dr. Austin has served as a Consultant at The Aerospace Corporation, a leading architect of the United States’ national security space programs, since 2016, when she retired from her position as President and Chief Executive Officer after serving in that position since 2008. From 2004 to 2007, Dr. Austin was Senior Vice President, National Systems Group of The Aerospace Corporation. Dr. Austin joined The Aerospace Corporation in 1979 and served in various positions from 1979 until 2004.

Dr. Austin was the Interim President of the University of Southern California, or USC, from 2018 to 2019 and has served as an Adjunct Research Professor at USC’s Viterbi School of Engineering since 2007. She is the co-founder of MakingSpace, Inc., where she serves as a motivational speaker on STEM education. Dr. Austin has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2016, serving on its Board Nominating and Governance Committee and chairing its Public Policy Committee. Dr. Austin has been a director of Virgin Galactic Holdings, Inc., a commercial space flight company, since 2019 and is a member of its Audit Committee and Safety Committee, and chair of its Compensation Committee. Dr. Austin is a life trustee of USC, having served as a voting trustee from 2010 to March 2021, and previously served on the boards of directors of the National Geographic Society and the Space Foundation. Dr. Austin received an undergraduate degree from Franklin & Marshall College, a master’s degree from the University of Pittsburgh, and a doctorate from USC. She is a member of the National Academy of Engineering.

Robert A. Bradway Chairman of the Board, Chief Executive Officer and President	Mr. Bradway is Amgen’s Chairman, Chief Executive Officer and President. He became chairman in January 2013 and chief executive officer in May 2012. Mr. Bradway served as Amgen’s president and chief operating officer from May 2010 to May 2012, and was appointed to the Amgen Board of Directors in October 2011. He joined Amgen in 2006 as vice president, Operations Strategy, and served as executive vice president and chief financial officer from April 2007 to May 2010.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Prior to joining Amgen, Mr. Bradway was a managing director at Morgan Stanley in London where, beginning in 2001, he had responsibility for the firm’s banking department and corporate finance activities in Europe. He joined Morgan Stanley in New York as a health care industry investment banker in 1985 and moved to London in 1990.

Mr. Bradway is a member of the board of directors of The Boeing Company, serving on its Audit and Finance committees. He also serves as a board member of the W. M. Keck Foundation and the Pharmaceutical Research and Manufacturers of America (PhRMA). Mr. Bradway serves on the board of trustees of the University of Southern California, and he is the chairman of the CEO Roundtable on Cancer, a non-profit organization comprised of executives founded to bring solutions to cancer treatment and prevention. He is also a member of the American Heart Association CEO Roundtable, which is helping the Association meet its goal of improving the cardiovascular health of all Americans.

Mr. Bradway holds a bachelor’s degree in biology from Amherst College and a master’s degree in business administration from Harvard University.

Brian J. Druker Director	Dr. Druker joined Oregon Health & Science University, or OHSU, in 1993 and is currently a physician-scientist and professor of medicine. Dr. Druker has served as the director of the OHSU Knight Cancer Institute since 2007, associate dean for oncology of the OHSU School of Medicine since 2010, and the JELD-WEN chair of leukemia research at OHSU since 2001. He was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 2002 to 2019.

Dr. Druker has been a director of Vincerx Pharma, Inc., a biopharmaceutical company, since December 2020, and serves on its Nominating and Corporate Governance Committee. Dr. Druker has served on the scientific advisory board of Aptose Biosciences Inc., a biotechnology company, since 2013. Dr. Druker was on the scientific advisory board of Grail, Inc., a biotechnology company, from 2016 to 2019. In 2011, he founded Blueprint Medicines Corporation, a biopharmaceutical company, and remains as a scientific advisor to this company. In 2006, he founded MolecularMD, a privately-held molecular diagnostics company that was acquired by ICON plc in 2019.

Robert A. Eckert Director	Mr. Eckert has been an Operating Partner at FFL Partners, LLC (formerly known as Friedman Fleischer & Lowe, LLP), a private equity firm, since 2014. Mr. Eckert was the Chief Executive Officer of Mattel, Inc., a toy design, manufacture and marketing company, having held this position from 2000 through 2011, and its Chairman of the Board from 2000 through 2012. He was President and Chief

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Executive Officer of Kraft Foods Inc., a consumer packaged food and beverage company, from 1997 to 2000, Group Vice President from 1995 to 1997, President of the Oscar Mayer Foods Division from 1993 to 1995 and held various other senior executive and other positions from 1977 to 1992.

Mr. Eckert has been a director of McDonald’s Corporation, a company which franchises and operates McDonald’s restaurants in the global restaurant industry, since 2003, serving as the Chair of the Public Policy and Strategy Committee and a member of the Executive and Governance Committees. Mr. Eckert also has served as a director of Levi Strauss & Co., a jeans and casual wear manufacturer, since 2010, serving as Chair of the Compensation Committee and a member of the Nominating, Governance and Corporate Citizenship Committee and, since March 2021, as a non-executive Chair of the board. In March 2020, Mr. Eckert was appointed a director of Uber Technologies, Inc., a personal mobility, meal delivery and logistics technology platform, serving on its Compensation and Nominating and Governance Committees. Mr. Eckert was a director of Smart & Final Stores, Inc., a warehouse store, from 2013 until 2014 prior to it becoming a publicly-traded company. He was appointed director of Eyemart Express Holdings LLC, a privately-held eyewear retailer and portfolio company of FFL Partners, LLC, in 2015. Mr. Eckert is on the Global Advisory Board of the Kellogg School of Management at Northwestern University and serves on the Eller College National Board of Advisors at the University of Arizona. Mr. Eckert received an undergraduate degree from the University of Arizona and a master’s degree in business administration from the Kellogg School of Management at Northwestern University.

Greg C. Garland Director	Mr. Garland is the Chairman and Chief Executive Officer of Phillips 66, a diversified energy manufacturing and logistics company created through the repositioning of ConocoPhillips, having held this position since 2012. Mr. Garland chairs the Executive Committee of Phillips 66. Mr. Garland has also served as the Chairman and Chief Executive Officer of Phillips 66 GP LLC and Phillips 66 Partners LP since 2013. Prior to Phillips 66, Mr. Garland served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2010 to 2012. He was President and Chief Executive Officer of Chevron Phillips Chemical Company (now a joint venture between Phillips 66 and Chevron) from 2008 to 2010 and Senior Vice President, Planning and Specialty Chemicals from 2000 to 2008. Mr. Garland served in various positions at Phillips Petroleum Company from 1980 to 2000. Mr. Garland is a member of the Engineering Advisory Council for Texas A&M University. Mr. Garland received an undergraduate degree from Texas A&M University.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Murdo J. Gordon[4] Executive Vice President, Global Commercial Operations

Mr. Gordon has served as Executive Vice President, Global Commercial Operations at Amgen since 2018. Prior to joining Amgen, Mr. Gordon served in a variety of leadership positions during a nearly 30-year career at Bristol-Myers Squibb (BMS). His last role there was Executive Vice President, Chief Commercial Officer from 2016 to 2018, with responsibility for commercial strategy globally, including all sales and marketing activities, as well as customer operations, access and pricing. Previously, Mr. Gordon served as head of worldwide markets with responsibility for the promotion of all BMS brands globally. This was preceded by his work as president of BMS’ U.S. operations, a role he assumed in 2013.

Mr. Gordon joined BMS in 1989 and spent the first 14 years of his career in Canada, after receiving a Bachelor of Science in Cell and Molecular Biology from Concordia University, Montreal. In addition, he participated in the General Management Program, CEDEP at INSEAD, Fontainebleau, France.

Jonathan P. Graham Executive Vice President, General Counsel and Secretary

Mr. Graham has served as Executive Vice President, General Counsel and Secretary at Amgen since 2019. He previously served as Senior Vice President, General Counsel and Secretary at Amgen from 2015 to 2019. Before joining Amgen in 2015, Mr. Graham was senior vice president and general counsel at Danaher Corporation. He was responsible for all legal, governance, regulatory, risk, compliance, and EH&S matters. Prior to Danaher, Mr. Graham was vice president, Litigation and Legal Policy at General Electric Company and a partner at Williams & Connolly LLP in Washington, D.C.

Mr. Graham received a bachelor’s degree in Economics from Pitzer College and a J.D. from the University of Texas. He also served as a law clerk to the Honorable Joseph T. Sneed, U.S. Court of Appeals for the Ninth Circuit.

Peter H. Griffith Executive Vice President and Chief Financial Officer	Mr. Griffith became Executive Vice President and Chief Financial Officer of Amgen in January 2020. Previously, he was Executive Vice President, Finance at Amgen. He joined Amgen in 2019 from Sherwood Canyon Group, LLC, a private equity and advisory firm, where he served as president in 2019. He retired from EY (formerly Ernst & Young) in 2019, a leader in assurance, tax, transaction and advisory services, after a distinguished career there, including almost 22 years as a partner. Most recently, Mr. Griffith served as EY’s Global Vice Chair, Corporate Development with responsibility for driving the firm’s international growth and expanding its capabilities worldwide. He previously served as EY’s Global Managing Partner, Finance and Corporate Development and, before that, as Global Managing Partner, Operations and Finance during a time when the organization grew annual revenues more than 25 percent to over

[4]	Mr. Gordon is a citizen of Canada.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

$27 billion. This latter role included the Finance and Accounting, Corporate Development, Tax, and Treasury functions.

He received his bachelor’s degree from the University of Southern California’s Marshall School of Business.

Nancy A. Grygiel Senior Vice President and Chief Compliance Officer	Ms. Grygiel has served as Senior Vice President and Chief Compliance Officer at Amgen since 2020 and is responsible for Amgen’s Compliance, Global Privacy, and Trade organization. Ms. Grygiel joined Amgen in 2016 as Vice President of Compliance, responsible for overseeing Amgen’s healthcare and anti-corruption compliance programs in all markets. In addition, Ms. Grygiel has been accountable for reporting on the status and effectiveness of the program’s elements, and ongoing activities to Amgen’s CEO operating teams, and to Amgen’s Corporate Responsibility and Compliance Committee (CRCC), on an ongoing basis.

Prior to joining Amgen, Ms. Grygiel served as Vice President, Compliance, at Allergan. In that role, she was responsible for the implementation and execution of the corporate compliance program’s global strategy. In addition, Ms. Grygiel led cross-functional compliance-related efforts and served as an advisor to the corporate audit function on Foreign Corrupt Practices Act and other applicable in-country healthcare laws and regulations.

Prior to her time at Allergan, Ms. Grygiel held positions of increasing responsibility at Mylan Pharmaceuticals, where she developed and established the export controls and international compliance program, as a result of Mylan’s rapid global expansion in 2007. Earlier in her career, Ms. Grygiel worked in the legal field with a focus on international laws, transnational business transactions and export-control laws. She also held in-house legal roles within the telecommunications industry in her home country of Argentina.

Ms. Grygiel has a law degree from Buenos Aires University and a Master of Laws degree (LL.M) from Georgetown University Law Center.

Fred Hassan Director	Mr. Hassan has served as a Director at Warburg Pincus LLC, a global private equity investment institution, since 2018. Mr. Hassan was Special Limited Partner at Warburg Pincus LLC from 2017 to 2018 and Partner and Managing Director from 2011 to 2017 and, prior to that, served as Senior Advisor from 2009 to 2010. Mr. Hassan was Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation from 2003 to 2009. Prior to this, Mr. Hassan was Chairman, President and Chief Executive Officer of Pharmacia Corporation, from 2001 to 2003. Before assuming these roles, he had served as President and Chief Executive Officer of Pharmacia Corporation from its creation in 2000 as a result of the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. He was

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
President and Chief Executive Officer of Pharmacia & Upjohn, Inc. beginning in 1997. Mr. Hassan previously held senior positions with Wyeth (formerly known as American Home Products), including that of Executive Vice President with responsibility for its pharmaceutical and medical products businesses, and served as a member of the board from 1995 to 1997. Prior to that, Mr. Hassan held various roles at Sandoz Pharmaceuticals and headed its U.S. pharmaceuticals businesses.

Mr. Hassan has been a director of Precigen, Inc. (formerly known as Intrexon Corporation), a synthetic biology company, since 2016, serving on its Compensation Committee. Mr. Hassan was a director of Time Warner Inc., a media company, from 2009 until its acquisition by AT&T Inc., a provider of communications and digital entertainment services, in 2018. Mr. Hassan was a director of Avon Products, Inc., a manufacturer and marketer of beauty and related products, from 1999 until 2013 and served on its Compensation and Management Development, Nominating and Corporate Governance and Audit Committees, as lead independent director from 2009 to 2012, and Chairman of the Board between January and April 2013. Mr. Hassan was Chairman of the Board of Bausch & Lomb from 2010 until its acquisition by Valeant Pharmaceuticals International, Inc., a pharmaceutical company, in 2013. Mr. Hassan served on the board of directors and the Compensation and Audit Committees of Valeant Pharmaceuticals International, Inc. from 2013 to 2014. Mr. Hassan received an undergraduate degree from Imperial College of Science and Technology, University of London and a master’s degree in business administration from Harvard Business School.

Charles M. Holley, Jr. Director	Mr. Holley is the former Executive Vice President and Chief Financial Officer for Wal-Mart Stores, Inc., or Walmart, where he served from 2010 to 2015 and as Executive Vice President in January 2016. Prior to this, Mr. Holley served as Executive Vice President, Finance and Treasurer of Walmart from 2007 to 2010. From 2005 to 2006, he served as Senior Vice President. Prior to that, Mr. Holley was Senior Vice President and Controller from 2003 to 2005. Mr. Holley served various roles in Wal-Mart International from 1994 through 2002. Prior to this, Mr. Holley served in various roles at Tandy Corporation. He spent more than ten years with Ernst & Young LLP. Mr. Holley was an Independent Senior Advisor, U.S. CFO Program, at Deloitte LLP, a privately-held provider of audit, consulting, tax, and advisory services, from 2016 to 2019.

Mr. Holley has been a director of Phillips 66, an energy manufacturing and logistics company, since 2019 and serves on the Audit and Finance, and Public Policy Committees. Mr. Holley has also been a director of Carrier Global Corporation, a provider of heating, ventilating, air conditioning (HVAC), refrigeration, fire, and security solutions, since April 2020 and chairs the Audit Committee and serves as a member of the Compensation Committee. Mr. Holley

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
serves on the Advisory Council for the McCombs School of Business at the University of Texas at Austin and the University of Texas Presidents’ Development Board.

Tyler Jacks Director	Dr. Jacks joined the faculty of Massachusetts Institute of Technology, or MIT, in 1992 and is currently the David H. Koch Professor of Biology, a position he has held since 2007, and founding director of the David H. Koch Institute for Integrative Cancer Research, which brings together biologists and engineers to improve detection, diagnosis and treatment of cancer, having served as director from 2007 to 2021. Dr. Jacks is the President of Break Through Cancer, a new foundation bringing together multidisciplinary research teams selected from across five participating institutions, a position he has held since February 2021. Dr. Jacks was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 1994 to 2021.

Dr. Jacks has been a director of Thermo Fisher Scientific, Inc., a life sciences supply company, since 2009, and, until 2019, served on its Strategy and Finance Committee and scientific advisory board and chaired its Science and Technology Committee. In 2006, he co-founded T2 Biosystems, Inc., a biotechnology company, and served on its scientific advisory board until 2013. Dr. Jacks has served on the scientific advisory board of SQZ Biotechnologies Company, a biotechnology company, since 2015. Dr. Jacks served on the scientific advisory board of Aveo Pharmaceuticals Inc., a biopharmaceutical company, from 2001 until 2013. In 2015, Dr. Jacks founded Dragonfly Therapeutics, Inc., a privately-held biopharmaceutical company, and serves as Chair of its scientific advisory board. He was appointed to the National Cancer Advisory Board, which advises and assists the Director of the National Cancer Institute with respect to the National Cancer Program, in 2011 and served as Chair until 2016. In 2016, Dr. Jacks was named to a blue ribbon panel of scientists and advisors established as a working group of the National Cancer Advisory Board and served as co-Chair advising the Cancer MoonshotSM Task Force. Dr. Jacks was a director of MIT’s Center for Cancer Research from 2001 to 2007 and received numerous awards including the Paul Marks Prize for Cancer Research and the American Association for Cancer Research Award for Outstanding Achievement. He was elected to the National Academy of Sciences as well as the National Academy of Medicine in 2009 and received the MIT Killian Faculty Achievement Award in 2015. Dr. Jacks received an undergraduate degree from Harvard University and his doctorate from the University of California, San Francisco.

Lori A. Johnston Executive Vice President, Human Resources	Ms. Johnston has served as Executive Vice President, Human Resources at Amgen since 2019 and previously served as its Senior Vice President, Human Resources from 2016 to 2019. Prior to coming to Amgen in 2016, Ms. Johnston led the Human Resources function for the Celanese Corporation, serving as executive vice president and

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
chief administrative officer. She was also responsible for Government Affairs, Global Communications, the Celanese Foundation and Celanese’s global community engagement programs and diversity and inclusion efforts.

Before joining Celanese, Ms. Johnston spent more than 10 years with Amgen in progressive leadership positions, including as vice president, International Human Resources. She also led Amgen’s global talent function with responsibility for senior talent attraction and development, leader and staff development and diversity initiatives. Earlier in her career, Ms. Johnston spent more than a decade with Dell Inc. in Human Resources and other business roles and also worked at the Michael & Susan Dell Foundation as head of Human Resources.

Ms. Johnston received a master’s degree in Human Sciences from Our Lady of the Lake University in San Antonio, Texas, and a bachelor’s degree in Psychology from the University of Central Oklahoma in Edmond, Oklahoma.

Ellen J. Kullman Director	Ms. Kullman is President and Chief Executive Officer of Carbon, Inc., or Carbon, a privately-held 3D printing company, having held this position since 2019, and has served as a director of Carbon since 2016. She is the former President, Chair and Chief Executive Officer of E.I. du Pont de Nemours and Company, or DuPont, a science and technology-based company, where she served from 2009 to 2015. Prior to this, Ms. Kullman served as President of DuPont from 2008 to 2009. From 2006 through 2008, she served as Executive Vice President of DuPont. Prior to that, Ms. Kullman was Group Vice President, DuPont Safety and Protection. Ms. Kullman has been a director of Goldman Sachs Group, Inc., an investment banking firm, since 2016, serving on its Compensation and Corporate Governance and Nominating Committees and chairing its Public Responsibilities Committee. Ms. Kullman has been a director of Dell Technologies, a technology company, since 2016, serving on its Audit Committee. Ms. Kullman served as a director of United Technologies Corporation, a technology products and services company, from 2011 (and as lead director from 2018) until April 2020, serving on its Compensation, Finance and Executive Committees. Ms. Kullman served as a director of General Motors, from 2004 to 2008, serving on its Audit Committee.

Ms. Kullman has served on the Board of Trustees of Northwestern University since 2016 and on the Board of Overseers of Tufts University School of Engineering since 2006. She served as Chair of the US-China Business Council from 2013 to 2015. From 2016 until 2019, Ms. Kullman was a member of the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Ms. Kullman received a bachelor of science in mechanical engineering degree from Tufts

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
University and a master’s degree from the Kellogg School of Management at Northwestern University.

Amy E. Miles Director	Ms. Miles was the Chief Executive Officer and a director of Regal Entertainment Group, Inc., or Regal Entertainment, a leading theatre exhibition company, having held these positions from 2009 through 2018, and its Chair of the Board from 2015 to 2018. From 2002 to 2009, Ms. Miles served as Executive Vice President, Chief Financial Officer and Treasurer of Regal Entertainment. Ms. Miles also served as Chief Executive Officer of Regal Cinemas, Inc., or Regal Cinemas, from 2009 to 2018, and its Executive Vice President, Chief Financial Officer and Treasurer from 2000 to 2009. Ms. Miles joined Regal Cinemas in 1999 as Senior Vice President of Finance. Previously, Ms. Miles was with Deloitte & Touche, LLP and PricewaterhouseCoopers LLP.

Ms. Miles has been a director of Norfolk Southern Corporation, a transportation company, since 2014, and serves on the Executive Committee, the Governance and Nominating Committee, and chairs the Audit Committee. Ms. Miles has been a director of The Gap, Inc., an apparel retail company, since April 2020, and serves on the Audit and Finance Committee. Ms. Miles was a director of National CineMedia, Inc., a cinema advertising company, from 2011 to 2015. She was a director of Townsquare Media, Inc., a radio, digital media, entertainment, and digital marketing solutions company, from 2014 until 2016.

Ms. Miles has been a director of ASM Global, a privately-held entertainment and venue management company, since 2019. Ms. Miles serves on the boards of trustees of the University of Tennessee and the Boys and Girls Club of Eastern Tennessee.

David A. Piacquad Senior Vice President, Business Development	Mr. Piacquad joined Amgen in 2010 and was named Senior Vice President, Business Development in March 2014. He is responsible for business development across Amgen and leads an organization that combines the previously separate Corporate Development and External Research & Development groups. Prior to this role, Mr. Piacquad served as vice president, Strategy & Corporate Development, responsible for mergers and acquisitions, inbound and outbound Licensing, Amgen Ventures and Corporate Alliance Management.

Prior to Amgen, Mr. Piacquad was senior vice president, Business Development & Licensing at Schering-Plough Corporation. Before joining Schering-Plough, Mr. Piacquad spent more than 20 years at Johnson & Johnson, where he held a series of leadership roles in finance and business development.

Mr. Piacquad holds a BA degree from Colgate University and an MBA from the Wharton School.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
David M. Reese Executive Vice President, Research and Development	Dr. Reese has served as Executive Vice President, Research and Development at Amgen since 2018. In this role, Dr. Reese oversees Discovery Research, Global Development, Global Regulatory Affairs and Safety, as well as Global Medical. Dr. Reese joined Amgen in 2005 and has served in various leadership roles within the Research and Development organization. This includes serving as Senior Vice President of Translational Sciences and Oncology from 2017 to 2018 where he oversaw the translation of Amgen’s medicines from the lab into the clinic and the overall oncology strategy and Senior Vice President of Translational Services from 2015 to 2017.

Prior to joining Amgen, Dr. Reese was director of Clinical Research for the Breast Cancer International Research Group (BCIRG) and a co-founder, president and chief medical officer of Translational Oncology Research International (TORI), a not-for-profit academic clinical research organization.

Dr. Reese is a graduate of Harvard College and the University of Cincinnati College of Medicine. He completed training in Internal Medicine and Hematology/Oncology at the University of California, Los Angeles (UCLA) School of Medicine, and subsequently served on the faculty at UCLA and the University of California, San Francisco.

Esteban Santos Executive Vice President, Operations	Mr. Santos has served as Executive Vice President, Operations at Amgen since 2016, where he is responsible for the Operations organization, which encompasses Manufacturing, Process Development, Quality, Engineering and Global Supply Chain.

Prior to this role, Mr. Santos was Senior Vice President, Manufacturing at Amgen, responsible for operations at its commercial manufacturing locations in the U.S., Puerto Rico, Ireland, the Netherlands and Singapore. He has held various other leadership roles, including Vice President, Drug Product; Vice President, Site Operations; Vice President, Manufacturing; and Vice President, Engineering. Mr. Santos joined Amgen in 2007 as Executive Director, Manufacturing Technologies.

Before joining Amgen, Mr. Santos was site general manager for the Johnson & Johnson (J&J) Cordis operation in Puerto Rico. Prior to J&J, Mr. Santos held several management positions in General Electric’s industrial and transportation businesses in Puerto Rico, Connecticut and Pennsylvania.

Mr. Santos holds a Bachelor of Science degree in Electrical Engineering from the University of Puerto Rico—Mayagüez, and a Master of Science in Management from the Rensselaer Polytechnic Institute, Hartford, Connecticut.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ronald D. Sugar Director

Dr. Sugar has served as Senior Advisor of Northrop Grumman Corporation, a global aerospace and defense company, since 2010 and is its retired Chairman of the Board and Chief Executive Officer, having held these posts from 2003 through 2009.

Dr. Sugar has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2005, serving as the lead director and on the Management Compensation Committee and chairing the Board Nominating and Governance Committee. Dr. Sugar has been a director of Apple Inc., a manufacturer and seller of, among other things, personal computers, mobile communication and media devices, since 2010, chairing the Audit and Finance Committee. Dr. Sugar has been a director of Uber Technologies, Inc., a personal mobility, meal delivery and logistics technology platform, since 2018, serving as the Chair of the board of directors and chairing the Nominating and Governance Committee and serving on the Compensation Committee. Dr. Sugar served as a director of Air Lease Corporation, an aircraft leasing company, from 2010 to May 2020, and chaired its Compensation Committee and served on the Nominating and Corporate Governance Committee. Since 2010, he has been a senior advisor to Ares Management LLC, a privately-held asset manager and registered investment advisor. In 2014, Dr. Sugar joined the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Dr. Sugar is a member of the National Academy of Engineering, trustee of the University of Southern California, member of the UCLA Anderson School of Management Board of Advisors, and director of the Los Angeles Philharmonic Association.

R. Sanders Williams Director	Dr. Williams is the President Emeritus of Gladstone Institutes, a non-profit biomedical research enterprise, having served in this position since 2018, and was the Chief Executive Officer of Gladstone Foundation, a not-for-profit organization supporting the Gladstone Institutes during 2018. Dr. Williams has served as Professor of Medicine and Senior Advisor for International Strategy at Duke University since 2018 and, beginning in January 2021, is acting as Interim Vice President for Research and Innovation. He has been a Professor of Medicine at the University of California, San Francisco since 2010. Dr. Williams was both President of Gladstone Institutes and its Robert W. and Linda L. Mahley Distinguished Professor of Medicine, from 2010 to 2017. Prior to this, Dr. Williams served as Senior Vice Chancellor of the Duke University School of Medicine from 2008 to 2010 and Dean of the Duke University School of Medicine from 2001 to 2008. He was the founding Dean of the Duke-NUS Graduate Medical School, Singapore, from 2003 to 2008 and served on its Governing Board from 2003 to 2010. From 1990 to 2001, Dr. Williams was Chief of Cardiology and Director of the Ryburn Center for Molecular Cardiology at the University of Texas, Southwestern Medical Center.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dr. Williams has been a director of the Laboratory Corporation of America Holdings, a diagnostic technologies company, since 2007, serving on the Audit Committee and chairing the Quality and Compliance Committee. Dr. Williams was a director of Bristol-Myers Squibb Company, a pharmaceutical company, from 2006 until 2013. Dr. Williams has served on the board of directors of the Gladstone Foundation, a non-profit institution that is distinct from Gladstone Institutes, since 2012. Dr. Williams was elected to the National Academy of Medicine in 2002. Dr. Williams received his undergraduate degree from Princeton University and his doctorate from Duke University.

Directors and Executive Officers of Purchaser. Purchaser was formed by Amgen on March 3, 2021 solely for the purpose of engaging in the Transactions, and has not engaged in any business activities other than as incidental to its formation and in connection with the Transactions, including the Offer and the Merger. Purchaser is a wholly owned subsidiary of Amgen. Purchaser’s principal executive office is located at: One Amgen Center Drive, Thousand Oaks, California 91320. The telephone number at that office is (805) 447-1000.

The directors and executive officers of Purchaser are as follows:

•	David M. Reese (Director and President)

•	Peter H. Griffith (Director, Executive Vice President and Chief Financial Officer)

Certain information regarding Dr. Reese and Mr. Griffith is set forth above.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Five Prime or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary for the Offer is:

Deliver by mail, hand, express mail, courier

or other expedited service to:

American Stock Transfer & Trust Company, LLC Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the IRS Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders may call toll-free:

(800) 848-3410

Banks and Brokers may call collect:

(212) 269-5550

Email: fiveprime@dfking.com